Filed pursuant to Rule 424(b)(5)
Registration No. 333-67286

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 17, 2001)

Cerus Corporation

4,500,000 Shares of Common Stock

We are selling 4,500,000 primary shares of common stock.

Our common stock is listed on the Nasdaq National Market under the symbol “CERS.” The last reported sale price of our common stock on March 15, 2006 was $9.21 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-13 for a description of various risks you should consider in evaluating an investment in the shares.

	Per Share	Total
Public offering price	$8.750	$39,375,000
Underwriting discount	$0.481	$ 2,164,500
Proceeds, before expenses, to us	$8.269	$37,210,500

The underwriters have a 30-day option to purchase up to 675,000 additional shares from us on the same terms set forth above to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Book-Running & Co-Lead Manager	Co-Lead Manager

Robert W. Baird & Co.	JMP Securities

March 16, 2006

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the common stock. To the extent that there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein or herein, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is current as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

Cerus, Helinx, INTERCEPT and INTERCEPT Blood System are United States registered trademarks of Cerus Corporation. Baxter is a trademark of Baxter International Inc.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about Cerus. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the sections titled “Business” and “Risk Factors,” our financial statements, the notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 incorporated by reference into this prospectus supplement, before making an investment in our common stock. As used in this prospectus supplement, the terms “company,” “we,” “our,” and “us” refer to Cerus Corporation and its subsidiary, except where the context otherwise requires. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters will not exercise their over-allotment option to purchase up to an additional 675,000 shares.

CERUS CORPORATION

We are developing and commercializing novel, proprietary products and technologies within the fields of immunotherapy and blood safety that are intended to provide safer, more effective medical options to patients in areas of substantial unmet medical need. In the field of immunotherapy, we are employing our proprietary attenuated Listeria vaccine platform to develop a series of novel therapies to treat cancer. We currently have three immunotherapeutic cancer vaccine product candidates, one of which is anticipated to enter clinical trials in the first half of 2006 and two of which are in preclinical development. These product candidates are designed to stimulate both innate and adaptive immune pathways, generating highly specific and highly potent anti-tumor responses. We are collaborating in the development of these product candidates with investigators at The Johns Hopkins University, or Johns Hopkins, and with MedImmune, Inc., or MedImmune. Also in immunotherapy, we are applying our proprietary Killed But Metabolically Active, or KBMA, technology platform in research and development of prophylactic and therapeutic vaccines for infectious diseases, including hepatitis C. We have two prophylactic KBMA vaccine product candidates in early stages of development, one against anthrax and the other against tularemia. Both of these programs have received funding from the National Institutes of Health, or NIH, under national bioterrorism initiatives. In the field of blood safety, we are developing and commercializing the INTERCEPT Blood System for the commonly transfused components of blood: platelets, plasma and red blood cells. The INTERCEPT Blood System, which is based on our proprietary Helinx technology for controlling biological replication, is designed to enhance the safety of donated blood components by inactivating viruses, bacteria, parasites and other pathogens, as well as potentially harmful white blood cells.

We have worldwide commercialization rights for the INTERCEPT Blood System for platelets, plasma and red blood cells, excluding certain countries in Asia, where we have licensed commercialization rights to the platelet and plasma systems to BioOne Corporation, or BioOne. We previously collaborated with subsidiaries of Baxter International Inc., or Baxter, in the development and commercialization of the INTERCEPT Blood System. In February 2005 and February 2006, we announced agreements with Baxter that resulted in our acquisition of all commercialization rights to the INTERCEPT Blood System that have not been licensed to BioOne. The INTERCEPT Blood System for platelets has received CE mark approval in Europe and is being marketed for commercial sale in those countries that do not require an additional national review and approval. With Baxter, we submitted an application in late 2005 for CE mark approval in Europe for the INTERCEPT Blood System for plasma. We have prioritized the commercialization of the INTERCEPT Blood System for platelets and plasma in Europe ahead of our regulatory approval activities in the U.S. relating to these systems, but we continue to be in communication with the U.S. Food and Drug Administration, or FDA, regarding the regulatory pathway for the INTERCEPT Blood System in the U.S.

We seek to protect our technologies and products by, among other methods, filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. As of December 31, 2005, we owned approximately 40 issued or allowed U.S. patents and approximately 50 issued or allowed foreign patents. Our patents expire at various dates between 2009 and 2018. In addition, we have pending U.S. patent applications and have filed corresponding patent applications under the Patent Cooperation Treaty.

As of December 31, 2005, we had 97 employees, 67 of whom were engaged in research and development and 30 in general and administrative activities.

PRODUCTS AND PRODUCTS UNDER DEVELOPMENT

The following table identifies our products and product development programs and their current status.

Product or Product Under Development	Potential Therapeutic Indication/Use	Development Status	Commercial Rights

Immunotherapy – Attenuated Listeria Platform
CRS-100 (attenuated Listeria)	Cancers that have metastasized to the liver, including colorectal cancer	Preclinical development complete; initiation of Phase I clinical trial anticipated in first half of 2006	Cerus
CRS-207 (attenuated Listeria expressing Mesothelin antigen)	Pancreatic and ovarian cancer	Preclinical development	Cerus
MEDI-543 (EphA2) (attenuated Listeria expressing EphA2 antigen)	Breast, prostate and colon cancers and metastatic melanoma	Preclinical development	MedImmune

Immunotherapy – KBMA Platform
Anthrax Vaccine	Prophylactic vaccine against anthrax	Preclinical research and development	Cerus
Tularemia Vaccine	Prophylactic vaccine against tularemia	Preclinical research and development	Cerus

Blood Safety
INTERCEPT Blood System – Platelets	Inactivation of viruses, bacteria and other pathogens in platelets for transfusion	Europe: Commercialized in certain countries U.S.: Phase III clinical trial completed; supplemental clinical trial likely to be required	Cerus worldwide except rights granted to BioOne in certain Asian countries
INTERCEPT Blood System – Plasma	Inactivation of viruses, bacteria and other pathogens in plasma for transfusion	Europe: CE mark application submitted late 2005 U.S.: Phase III clinical trials completed	Cerus worldwide except rights granted to BioOne in certain Asian countries
INTERCEPT Blood System – Red Blood Cells	Inactivation of viruses, bacteria and other pathogens in red blood cells for transfusion	Research and development based on prior Phase III data ongoing; re-entry into Phase I trial anticipated in mid 2006	Cerus

Our Immunotherapy Technologies and Product Candidates

Background

We are using our proprietary, versatile vaccine platforms to develop therapies to stimulate the immune system to selectively target and attack cancer cells and infectious diseases. Our immunotherapy vaccine platforms are based on the ability of certain foreign organisms, such as bacteria like Listeria, to elicit strong innate and adaptive immune responses in the body. In order to develop potential targeted therapies for cancer and chronic infectious diseases, we can engineer Listeria to express genes from cancer cells or viruses. We have demonstrated in animal studies that the immune responses to our engineered bacteria can reprogram the immune system to recognize and selectively attack diseased tissue naturally expressing those same genes. We are also investigating the prophylactic, or preventive, use of our engineered bacteria to immunize subjects and protect them from subsequent disease.

Our attenuated Listeria immunotherapy platform technology is based on specially designed and proprietary strains of the bacterium Listeria monocytogenes. Wild-type, or naturally occurring, Listeria is a food-borne pathogen that can cause a serious bacterial infection. Exposure to these wild-type organisms stimulates the body to mount a potent immune response to combat the bacterial infection. Our specially designed strains are attenuated, or rendered far less toxic, through the deletion of two genes responsible for much of the bacterium’s toxicity, yet these attenuated strains retain comparable immunogenic potency to that of wild-type Listeria. Our platform can be engineered for different cancer indications by constructing individual Listeria strains that express known, specific cancer antigens, such as Mesothelin and EphA2. Preclinical studies have demonstrated that Listeria engineered to express certain antigens can stimulate a targeted immune response against cancer cells that express the same antigen. Based on these studies, we believe that our proprietary strains of Listeria, alone or expressing cancer antigens, have the potential to harness the power of the immune system to selectively attack cancer cells.

In September 2004, preclinical efficacy and safety data for our attenuated Listeria-based cancer immunotherapy technology were published in the Proceedings of the National Academy of Sciences, or PNAS. The PNAS paper described studies in which experimental vaccines based on our proprietary Listeria platform were engineered to express specific tumor antigens. These vaccines were shown to elicit therapeutic anti-tumor responses in tumor-bearing mice, resulting in prolonged survival. In addition, the Listeria strain used in these studies demonstrated a one thousand-fold reduction in toxicity when compared to wild-type Listeria. In comparison to other strains, the optimized platform Listeria strain used in the studies was cleared more rapidly in vivo and showed significantly higher safety margins while preserving immunogenic potency. When used at comparable doses to unmodified Listeria, the optimized strain generated equivalent immune responses, yet could be administered at higher doses, resulting in more potent T cell responses than possible with wild-type Listeria. Finally, therapeutic administration of an experimental vaccine using the optimized strain resulted in a significant reduction in metastases and a significant increase in survival in mice with established tumors.

In addition to our attenuated Listeria vaccine platform, we have developed a second immunotherapy platform based on our KBMA technology. We currently are utilizing this platform to develop therapeutic and prophylactic vaccines for serious infectious diseases. Our KBMA platform is based on the application of our proprietary Helinx technology, which is designed to bind with the DNA of infectious pathogens, resulting in their inability to replicate. Using this method, we are able to inhibit the infectivity, but maintain the metabolic activity of specially engineered, proprietary pathogens. Accordingly, we are seeking to develop KBMA vaccine candidates that retain the potency typically found in live viral and bacterial vaccines, but with the safety advantages of killed vaccines. A scientific paper detailing preclinical data on KBMA Listeria as a vaccine platform appeared in the August 2005 edition of Nature Medicine. Early research and development efforts relating to our KBMA technology platform have been funded in part by grants from the NIH and the National Institute of Allergy and Infectious Diseases, or NIAID, both of whom are interested in this technology for biodefense applications.

Product Candidates and Development Activities

Our Attenuated Listeria Vaccine Platform

CRS-100

CRS-100, our most advanced immunotherapy product candidate, is a proprietary strain of attenuated Listeria that we are developing for the treatment of liver metastases of various cancers, the most prevalent being colorectal cancer. Preclinical studies of CRS-100 suggest that it has the ability to selectively stimulate an anti-cancer immune response in the liver. We have conducted a number of animal studies involving CRS-100, including toxicology and immunogenicity studies in 50 non-human primates. Additionally, in a mouse model of cancer that has metastasized to the liver, we have demonstrated that CRS-100 induced immune responses that promoted long-term survival in approximately half of treated animals, whereas untreated animals succumbed rapidly to the cancer. We have conducted pharmacology studies that defined a mechanism of action involving activation of innate immunity in the liver, including expression of specific proteins (cytokines and chemokines) that stimulate immune cells to attack the tumor. In our non-human primate studies, we have been able to document many of these same immunological mechanisms, including induction of cytokines and chemokines. Based on the results of our animal studies, we filed an investigational new drug application, or IND, with the FDA in late 2005. We expect to initiate a Phase I clinical trial of CRS-100 in the U.S. in the first half of 2006, subject to requisite study site approvals, among other factors.

CRS-207

We currently are conducting preclinical studies of our second therapeutic cancer vaccine candidate, CRS-207, using a proprietary strain of attenuated Listeria engineered to express Mesothelin, a recognized cancer antigen. Mesothelin is prevalently expressed in both pancreatic and ovarian tumors, and has recently emerged as a promising target for T cell immunotherapy based on published human studies in pancreatic cancer patients, as reported in the August 2, 2004 issue of Journal of Experimental Medicine. In these studies, three high-risk pancreatic patients who were vaccinated with an experimental whole-cell cancer vaccine generated immune responses to Mesothelin. Each patient was alive and disease free more than seven years after initial diagnosis. Mesothelin-targeted T cells from these patients were shown to be long-lasting and were also capable of recognizing and destroying pancreatic cancer cells in vitro. We are developing CRS-207 with investigators from Johns Hopkins. We have obtained an exclusive license from Johns Hopkins to certain patent rights covering Mesothelin, including vaccine compositions and methods of use in the field of cancer therapeutics and prophylactics, and we have obtained an exclusive license from Chugai Pharmaceutical Co., Ltd., relating to the DNA sequence of Mesothelin in the field of cancer vaccines. We expect to complete preclinical development of CRS-207 and file an IND with the FDA to initiate human clinical trials in 2007.

MEDI-543 (EphA2)

In April 2004, we entered into an agreement with MedImmune to co-develop a novel immunotherapeutic vaccine for cancer. This product candidate, MEDI-543 (EphA2), combines our attenuated Listeria platform with MedImmune’s proprietary EphA2 antigen, which is expressed in a number of solid tumor cancers. According to a paper published on August 1, 2004 in Clinical Cancer Research by researchers from the University of Texas M.D. Anderson Cancer Center, elevated levels of EphA2 have been linked to cancer progression and decreased patient survival in ovarian cancer patients. EphA2 is also known to be overexpressed in other types of cancers, including breast, prostate and metastatic melanoma.

Under the terms of the agreement, we have conducted preclinical development activities in support of MedImmune who is responsible for preclinical development, clinical testing, manufacturing and commercialization of any product resulting from the collaboration. We have received development funding from MedImmune and may receive contingent milestone payments and royalties on future product sales. In September 2005, MedImmune selected a lead candidate strain as a predicate to advanced preclinical testing.

Our KBMA Platform

Anthrax Vaccine

In July 2004, we were awarded a $3.8 million grant from the NIH to begin development of a prophylactic anthrax vaccine based on our KBMA vaccine platform. This award is shared with a consortium of researchers at the University of California at Berkeley and the University of New Mexico Health Sciences Center, with Cerus serving as the principal investigator. Exposure to the bacterium Bacillus anthracis, or anthrax, leads to a serious and life-threatening infectious disease and has become a major concern due to its potential to be used as an agent for bioterrorism. The only currently licensed human anthrax vaccine was developed in the late 1950’s and has limited efficacy. We believe that an anthrax vaccine based on our KBMA platform technology has the potential to offer greater potency than the current vaccine. To date, we have demonstrated that a KBMA anthrax vaccine has the ability to induce broad-based immune responses and protect mice from developing anthrax after exposure to a usually lethal dose of anthrax spores.

Tularemia Vaccine

In October 2005, we announced that a consortium of which we are a member was awarded $24.8 million from the NIAID for the study of the basic biology of and development of a prophylactic vaccine against Francisella tularensis, the bacterium that causes the infectious disease tularemia. Of the total award amount, we expect to receive $2.8 million over a three-year period. Tularemia, also known as Rabbit Fever, is a serious and life-threatening infectious disease for which there is currently no effective human vaccine. Similar to anthrax, tularemia has emerged as a growing bioterrorism concern because of its high level of infectivity, ease of dissemination and substantial mortality rate. Our work with the consortium will center on the development of a prophylactic tularemia vaccine using our KBMA technology platform, and we and our collaborators are currently constructing vaccine candidates.

Hepatitis B and C Vaccines

We believe that our KBMA technology has the potential to be used to develop novel therapeutic vaccines for serious infectious diseases, such as hepatitis B and C. Both hepatitis B and C establish chronic infections in the liver, and both can be treated with a combination of small molecule drugs and interferon, an immune-activating protein. However, current treatments are suboptimal because systemic interferon treatment is difficult for patients to tolerate and induces a flu-like syndrome. Our approach is to utilize our KBMA platform to produce killed but metabolically active strains of Listeria. We believe that these strains would take advantage of Listeria’s natural tropism, or biological affinity, to the liver and induce localized production of cytokines, notably including interferon, that, in combination with small molecule drugs, may lead to elimination of hepatitis viruses. We believe that our KBMA platform will also allow us to engineer KBMA Listeria strains that express hepatitis antigens, in order to elicit a specific and long-lasting T cell response against virally infected tissues. Our expectation is that this approach may be better tolerated and have a higher rate of efficacy than current immunotherapies. We intend to leverage the experience and know-how from our research and development efforts in prophylactic vaccines against anthrax and tularemia to develop therapeutic vaccines for other infectious diseases.

The INTERCEPT Blood System

Background

The INTERCEPT Blood System is designed to broadly target and inactivate blood-borne pathogens, such as viruses (HIV and hepatitis B and C, for example), bacteria and parasites, as well as potentially harmful white blood cells, while preserving the therapeutic properties of platelet, plasma and red blood cell transfusion products. The INTERCEPT Blood System inactivates a broad array of pathogens and has the potential to reduce the risk of transfusion-related transmission of pathogens for which testing is not completely effective or is not currently performed. We believe that the INTERCEPT Blood System also has the potential to inactivate most new pathogens before they are identified and before tests are developed and adopted to detect their presence in donated blood. The INTERCEPT Blood System is based on our proprietary Helinx technology for controlling biological replication.

We currently estimate the addressable market in developed countries worldwide for which the INTERCEPT Blood System may be applicable to be approximately $390 million for platelets, $370 million for plasma and $2.4 billion for red blood cells, or a total global market opportunity of over $3.2 billion, based on reported numbers of blood component transfusions and assumed selling prices. We believe that the INTERCEPT Blood System is complementary to most current blood safety methods and has certain competitive advantages over other approaches to ensure the safety of blood components for transfusions. Currently, viral testing is commonly practiced in the blood banking industry. However, viral testing has certain limitations and shortcomings, including false negatives and the lack of tests for emerging or rare viruses, which can lead to transfusion-related adverse events. Bacterial testing in platelets is even more problematic due to its lack of specificity, high rate of false negatives, high cost and the fact that positive units are often not identified until after the platelet units have been transfused. Importantly, bacterial testing also shortens the useable shelf-life of platelets, leading to higher discard rates. Other approaches to pathogen inactivation are either limited to products for only plasma and/or are still in early stages of development and may not prove to be safe or efficacious. The INTERCEPT Blood System is designed for use in blood centers on a distributed basis treating single units of blood products, which allows for straightforward integration with current blood collection, processing and storage procedures.

Products, Product Candidates and Development Activities

INTERCEPT Blood System for Platelets

The INTERCEPT Blood System for platelets, or platelet system, is designed to inactivate blood-borne pathogens in donated platelets for transfusion. The platelet system has received CE mark approval in Europe and is being marketed and sold in several countries in Europe. However, we will need to complete validation studies and obtain regulatory and/or reimbursement approvals in some individual European countries to market the platelet system in those countries, which include England, France and Germany. The extent of the validation studies varies by country. Further clinical studies, ranging from small-scale experience studies to larger randomized trials, will be conducted in some regions and countries, such as the Netherlands, Germany and France. These studies will be conducted to gain broader market acceptance, expand product labeling or provide data to support applications for regulatory and/or reimbursement approval. Furthermore, in certain countries, including England and Germany, the platelet system must be approved for purchase or use by a specific governmental or non-governmental entity or entities, such as the Paul Ehrlich Institute in Germany, after which reimbursement rates will need to be determined. In France, the platelet system has been approved for use by blood centers in treating platelets, but we do not expect widespread commercial adoption of the platelet system to occur until we have successfully completed certain experience studies and national reimbursement levels have been determined.

We completed a Phase III clinical trial of the platelet system in the U.S. in March 2001 and have submitted data from this trial, along with several other modules of our pre-market approval application, to the FDA. Based on discussions with the FDA, an independent expert physician panel performed an additional analysis of some of the clinical trial data, which was collected by an independent contract research organization, to determine if a small number of apparent differences between treatment groups in the category of pulmonary adverse events reported in the study were attributable to inconsistent event reporting. The assessments of primary patient records on a blinded basis by the independent expert physician panel found no statistically significant differences in clinically significant pulmonary adverse events between the test and control groups. These assessments differed from adverse events drawn from the case report forms from the Phase III clinical trial, which showed statistically significant differences in specific pulmonary events. Furthermore, the assessments supported our interpretation that the imbalance observed based on the case report forms was due to reporting differences among the clinical sites. Together with Baxter, we submitted in 2005 a final report of the analysis to the FDA for review. The final report included conclusions from the expert physician panel. Prior to receiving this document, the FDA had requested that a supplemental Phase III clinical trial be conducted, and we continue to expect that the FDA will require a randomized, blinded clinical trial before a product license application can be finalized and the platelet system considered for approval in the U.S.

INTERCEPT Blood System for Plasma

The INTERCEPT Blood System for plasma, or plasma system, is designed to inactivate blood-borne pathogens in donated plasma for transfusion. We completed the last of three planned Phase III clinical trials of the plasma system in 2004, and the primary and secondary efficacy endpoints of the trial for therapeutic plasma exchange were met. The study showed no clinically and statistically significant differences in overall adverse events between the treatment group and the control group. Based on the results of the Phase III clinical trials, we filed a CE mark application for the plasma system in December 2005 and have prioritized attaining CE mark approval and subsequent commercial launch of the plasma system in Europe ahead of further regulatory efforts relating to the plasma system in the U.S. A final Phase III report was submitted to the FDA in 2005.

INTERCEPT Blood System for Red Blood Cells

The INTERCEPT Blood System for red blood cells, or red blood cell system, is designed to inactivate blood-borne pathogens in donated red blood cells for transfusion. In September 2003, we terminated Phase III clinical trials of the red blood cell system due to the detection of antibodies in two patients. We evaluated the antibodies detected in the trial and developed process changes that may greatly diminish the likelihood of antibody reactivity in red blood cells treated with our modified process. We announced several findings related to these evaluations and developments in late 2004 and 2005 at several scientific and trade association meetings. Based on these findings and other preclinical work we have conducted, we intend to re-enter Phase I clinical trials for the red blood cell system in the U.S. in mid 2006 with our modified process, subject to requisite study site approvals, among other factors.

Commercial and Strategic Relationships

Baxter

We have been collaborating with Baxter on the development and commercialization of the INTERCEPT Blood System since 1993. In February 2006, we announced a restructuring of our agreements with Baxter pursuant to which we obtained exclusive worldwide commercialization rights to market, distribute and sell the platelet and plasma systems, excluding certain Asian countries where we have licensed rights to BioOne. We regained worldwide commercialization rights to market the red blood cell system from Baxter in February 2005. In connection with the transfer of commercialization rights to us, Baxter has agreed to supply, at our expense, certain transition services, including regulatory, technical and back-office support until December 31, 2006. We have agreed to purchase UVA illumination devices from Baxter and may purchase other finished goods and work in process from Baxter’s inventory for use with the platelet and plasma systems. Baxter has agreed to manufacture systems and components for the platelet and plasma systems on a cost-plus basis through December 31, 2008 and has agreed to supply only very limited types of components for the prototype of the red blood cell system. We will be obligated to pay Baxter royalties on future INTERCEPT Blood System product sales at royalty rates that vary by product: 10% of product sales for the platelet system, 3% for the plasma system and 5% for the red blood cell system. As a result of the restructuring of our agreements, we expect to recognize gains and deferred gains of $6.5 million in 2006.

BioOne

In June 2004, we entered into an agreement with Baxter and BioOne for commercialization of our platelet system in specified parts of Asia. Under the terms of the agreement, BioOne is responsible, at its expense, for seeking regulatory approvals for the platelet system in Japan, China, Taiwan, South Korea, Thailand, Vietnam and Singapore in exchange for exclusive marketing and distribution rights in each of those countries. We have received a total of $10.0 million in up-front payments under the terms of the agreement and will be eligible to receive contingent milestone payments and royalties on future product sales, which will be shared equally by Baxter and us.

In June 2005, we announced our entry into a definitive agreement with Baxter and BioOne for commercialization of our plasma system in specified parts of Asia. Under the terms of the definitive agreement, BioOne is responsible, at its expense, for seeking regulatory approvals for the plasma system in Japan, China, Taiwan, South Korea, Thailand, Vietnam and Singapore in exchange for exclusive marketing and distribution rights in each of those countries. We have received a total of $5.0 million in cash and $5.0 million in BioOne equity securities in connection with the definitive agreement and will be eligible to receive contingent milestone payments, payable to us solely, and royalties on future product sales, which will be shared by Baxter and us.

U.S. Armed Forces

In February 2001, we were awarded $2.6 million under a cooperative agreement with the Army Medical Research Acquisition Activity division of the Department of Defense. In September 2002, May 2003, January 2004 and July 2004, we were awarded additional funding of $5.0 million, $6.0 million, $5.5 million and $3.7 million, respectively, all of which was for the continued funding of projects to develop our pathogen inactivation technologies to improve the safety and availability of blood for medical transfusions. Under the terms of the agreements, we are conducting research on the inactivation of certain infectious pathogens in blood, including unusual viruses, bacteria and parasites, which are of concern to the U.S. armed forces.

CORPORATE INFORMATION

We were incorporated in California in 1991 and reincorporated in Delaware in 1996. Our corporate address is 2411 Stanwell Drive, Concord, CA 94520 and our website address is http://www.cerus.com. Information found on our website is not incorporated by reference into this prospectus supplement summary. Our telephone number is (925) 288-6000. We make available free of charge on or through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission, or SEC.

THE OFFERING

Common stock offered by us	4,500,000 shares (excluding up to 675,000 shares that may be issued by us upon exercise of the underwriters’ over-allotment option).

Common stock outstanding after this offering(1)	26,957,729 shares. If the underwriters exercise their over-allotment option in full, we will issue an additional 675,000 shares, which will result in 27,632,729 shares outstanding.

Use of proceeds

For research, development and commercialization activities and continuing clinical trials, general administrative support, capital expenditures, working capital and other general corporate purposes. See “Use of Proceeds” on page S-29.

Dividend policy	We have not paid or declared any dividends on any common stock and currently intend to retain earnings to fund our working capital needs and growth opportunities.

NASDAQ National Market symbol	CERS

(1)	The number of shares of our common stock outstanding after this offering is based on 22,457,729 shares of common stock outstanding as of December 31, 2005, and it does not include an aggregate of 7,390,000 shares of common stock reserved for issuance under our equity compensation plans, of which 4,598,063 shares were subject to outstanding stock options as of December 31, 2005, at a weighted average exercise price of $13.025 per share.

SUMMARY FINANCIAL DATA

The tables below present summary statement of operations and balance sheet data. The summary financial data for each of the three years ended December 31, 2003 through December 31, 2005 is derived from our audited financial statements for those periods. This information is only a summary. You should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 on file with the SEC and incorporated by reference into this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement titled “Where You Can Find More Information” on page S-38. The as adjusted balance sheet data give effect to the issuance and sale of 4,500,000 shares of our common stock in this offering at the public offering price of $8.75 per share, after deducting the underwriting discount and estimated offering expenses payable by us.

	Year ended December 31,
	2005	2004	2003
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Milestone and development funding	$11,697	$4,187	$1,022
Government grants and cooperative agreements	12,189	9,724	8,591
Product sales	485	–	52

Total revenues	24,371	13,911	9,665
Operating expenses:
Research and development	24,134	27,651	52,484
General and administrative	9,578	10,225	11,016
Restructuring	–	2,861	–

Total operating expenses	33,712	40,737	63,500

Loss from operations	(9,341)	(26,826)	(53,835)
Net interest and other income (expense)	22,405	(4,327)	(4,432)

Income (loss) before income taxes	13,064	(31,153)	(58,267)
Provision for income taxes	–	–	–

Net income (loss)	$13,064	$(31,153)	$(58,267)

Net income (loss) per common share:
Basic	$0.58	$(1.41)	$(3.01)
Diluted	$0.55	$(1.41)	$(3.01)
Weighted average common shares used for basic and diluted net income (loss) per share:
Basic	22,310	22,143	19,367
Diluted	23,910	22,143	19,367

	December 31, 2005
	Actual	As adjusted
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$45,805	$82,716
Working capital	27,688	64,599
Total assets	58,660	95,571
Note and interest payable	4,826	4,826
Accumulated deficit	(306,643)	(306,643)
Total stockholders’ equity	35,275	72,185

RISK FACTORS

You should carefully consider each of the risks described below and all of the other information in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference before deciding to invest in our common stock. If any of events described below occur, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

Our vaccine programs are in an early stage of development.

Our vaccine programs are in an early stage of development and there is a high risk of failure. We will be required to perform extensive preclinical and clinical testing before any product candidate can be submitted for regulatory approval prior to commercialization. Clinical testing is very expensive, takes many years, and the outcome is uncertain. Failure to demonstrate the safety or efficacy of a product candidate in preclinical studies or clinical trials would delay or prevent regulatory approval of that product candidate. Our potential vaccine products must meet rigorous testing standards in order to advance to clinical testing. No product candidates employing either our Listeria or our KBMA platform technologies have been tested in humans, and preclinical data in animal studies and from in vitro experiments may not be predictive of clinical safety and efficacy once product candidates are tested in humans. Our immunotherapy product candidates are unlikely to be used as single agents for the treatment of cancer or infectious diseases, but rather in combination with other drugs and treatment regimens. Testing our vaccines in combination with other drugs and treatment regimens in clinical trials will introduce additional clinical, timeline and regulatory risks and complexities, including added expense, delay in conducting clinical trials and uncertain regulatory requirements.

Naturally-occurring Listeria is a bacterium that is a human pathogen that can cause serious illness. Our immunotherapy product candidates for cancer indications use proprietary, modified strains of Listeria that are designed to have a substantially reduced ability to cause illness in humans. However, before our vaccine candidates can be accepted for clinical testing, we must successfully complete a number of preclinical safety studies. We may not be able to identify a dose range in which our product candidates are therapeutically effective and yet maintain adequate safety margins. We have filed an IND for our first vaccine candidate, CRS-100, and have obtained clearance from FDA to proceed with a Phase I dose-escalation clinical trial. We have not yet received approval by any institutional review board (IRB) at a participating clinical site. Clearance of a Phase I clinical trial using CRS-100 does not imply concurrence by FDA to our conducting later stage studies with CRS-100 and does not imply clearance for clinical trials of our other Listeria vaccine candidates, such as CRS-207. Our Phase I clinical trial for CRS-100 involves testing in a patient population with advanced disease. We may be unable to test CRS-100 and our other product candidates in subsequent trials in patient populations that we believe may be better suited clinically or commercially to our vaccines.

Because our vaccine candidates use novel platforms, the FDA or foreign regulators may require studies that we have not anticipated. In addition, we have contracted with third-party manufacturers to produce our vaccines for research, preclinical and clinical testing. We have manufactured CRS-100 for toxicology studies and Phase I clinical trials, but have not engaged in scale-up of the manufacturing process or the development of a commercial formulation. We rely on third parties to conduct aspects of preclinical development on our behalf, including contract manufacturing and research services. These third parties may encounter delays, over which we have significantly less control than research and development activities performed in-house, or experience unexpected results. We may experience numerous unforeseen events during, or as a result of, the preclinical research and development process that could delay or prevent clinical testing, regulatory approval and commercialization of our potential products.

Our ability to successfully develop cancer and infectious disease products is dependent in part on being able to attract and retain partners and collaborators, as well as governmental funding sources.

The development and commercialization of product candidates employing our Listeria and KBMA platform technologies will be expensive, lengthy and uncertain. To date, we have relied not only upon internal scientific, development and financial resources, but also upon third parties. We have licensed our Listeria platform to MedImmune for use in developing a product candidate for certain cancers. We are collaborating with investigators at Johns Hopkins on other cancer and infectious disease programs. We also rely on advice and insights from our scientific advisory board, a group of independent clinicians, professors and investigators, regarding our research and development activities. These relationships provide us with external perspectives and independent validation that may be critical to our future success. Loss of these relationships or failure to attract others may result in additional expense, delays in development and regulatory approval and failure to commercialize products. We have received significant funding from U.S. government agencies for research and development in both cancer and infectious disease, as well as funding from MedImmune under our license agreement relating to development of MEDI-543 (EphA2). Due to budgetary constraints, funding from the Federal government, particularly funding from the Department of Defense and the NIH, is expected to be reduced from prior years and is subject to political and economic forces beyond our control. Federal funding in support of our programs to develop prophylactic vaccines against anthrax and tularemia is not expected to lead to substantial commercial opportunities beyond potential biodefense applications, and we cannot be certain that the research conducted into those two infectious diseases will readily translate into applications with greater commercial potential. Loss of funding from government sources and third parties would require us to reduce the scope of our research and development efforts in immunotherapeutics, narrowing the number of programs to those we could support through internal resources.

If our preclinical and clinical data are not considered sufficient by regulatory authorities to grant marketing approval, we will be unable to commercialize our products and generate revenue.

Except for the INTERCEPT Blood System for platelets, or platelet system, which has received CE mark approval and regulatory approval in certain countries in Europe, we have no products that have received regulatory approval for commercial sale and are being marketed. Our product candidates are in various stages of development, and we face the risks of failure inherent in developing medical devices and biotechnology products based on new technologies. Our product candidates must satisfy rigorous standards of safety and efficacy before the FDA and international regulatory authorities can approve them for commercial use. We must provide the FDA and international regulatory authorities with preclinical, clinical and manufacturing data that demonstrate our products are safe, effective and in compliance with government regulations before the products can be approved for commercial sale.

In 2002, the platelet system received CE mark approval in Europe. We will need to complete validation studies and obtain regulatory and reimbursement approvals in certain European countries before we can market our products in those countries. Further randomized clinical trials funded by third parties will be conducted in some European countries, such as the Netherlands. We expect to conduct many smaller scale experience trials with prospective customers in a number of European countries. We expect that decisions to adopt the platelet system may be deferred until completion of the additional trials and experience studies in Europe and reimbursement rates are set. In certain countries, including England and Germany, the system must be approved for purchase or use by a specific governmental or non-governmental entity or entities, such as the Paul Ehrlich Institute in Germany, after which reimbursement rates will need to be determined. In France, the platelet system has been approved for use by blood centers in treating platelets; however, we do not expect to sell the platelet system to commercial customers until we have successfully completed certain experience studies and national reimbursement levels have been set.

We completed our Phase III clinical trial of the platelet system in the U.S. in March 2001 and have submitted data from this trial, along with several other modules of our pre-market approval application, to the FDA. Based on discussions with the FDA, we performed an additional blinded analysis of the clinical trial data, under the direction of an independent expert physician panel, to determine if apparent differences between treatment groups in the category of pulmonary adverse events reported in the study were attributable to inconsistent event reporting. The reassessment of primary patient records by the expert physician panel showed no statistically significant differences between groups. This reassessment differed from the earlier analysis of adverse events that was based on clinical trial case report forms, which showed statistically significant differences in specific pulmonary events. We submitted a report of the analysis to the FDA for review. The report included conclusions from the expert physician panel. Even if the results of this analysis are satisfactory to the FDA, we expect the FDA to require a supplemental clinical trial to evaluate the hemostatic efficacy and safety of the platelet system, prepared using our final commercial product design, as compared to conventional platelets. The supplemental clinical trial would need to be completed and data from the trial submitted to the FDA before we could complete our regulatory submission. The FDA may not find the results of the expert physician panel analysis or data from any additional clinical trials to be acceptable for approval. Before we begin a supplemental clinical trial, we will need to gain concurrence with the FDA on our trial design. We may not be able to reach concurrence on the size, scope or design of the study.

We have completed Phase IIIa, Phase IIIb and Phase IIIc clinical trials of the INTERCEPT Blood System for plasma, or plasma system, in the U.S., reports for which were filed with the FDA during 2005. Baxter and we submitted a CE mark application for regulatory approval in Europe of the plasma system in December 2005. We have not submitted any applications for regulatory approval of the plasma system in the U.S. or any other regions other than Europe. In some countries, including those in Europe, we may be required to perform additional clinical studies using the commercial configuration of the system in order to obtain regulatory approval. Failure to pursue regulatory approval of the plasma system in the U.S. due to strategic priorities may have adverse consequences on market acceptance of the INTERCEPT Blood System globally.

As a result of the termination of Phase III clinical trials of the INTERCEPT Blood System for red blood cells, or red blood cell system, due to the detection of antibodies in two patients, we have been conducting additional research activities on our red blood cell system to determine if the system can be reconfigured to reduce the potential for antibody reactivity to treated red blood cells. Based upon an internal evaluation of the results to date from these additional research activities and after consulting with regulatory authorities, we have elected to initiate new Phase I trials in 2006 in the U.S. using a modified red blood cell system before potentially progressing to later-stage clinical trials. We will utilize a manual processing system in Phase I trials, which system is not in a commercially feasible form. A number of process and product design issues that could impact efficacy and market acceptance will need to be resolved prior to the initiation of clinical trials and while those clinical trials are being conducted. These include development of a commercially feasible red blood cell system, including disposables, hardware and software for implementing the process in blood collection centers. A delay in completing such activities could result in a delay in initiating Phase I trials or progressing to later stage trials. If we are unsuccessful in advancing a modified red blood cell system through clinical trials, resolving process and product design issues or in obtaining subsequent regulatory approvals and acceptable reimbursement rates, we may never realize a return on our development expenses incurred to date in the red blood cell system program.

Clinical trials in particular are expensive and have a high risk of failure. Any of our product candidates may fail in the testing phase or may not achieve results sufficient to attain market acceptance, which could prevent us from achieving profitability. It may take us several years to complete our clinical testing, and failure can occur at any stage of testing. Enrollment criteria for certain of our clinical trials may be quite narrow. Consequently, we may be unable to recruit suitable patients into the trial on a timely basis, if at all. We cannot rely on interim results of trials to predict their final results, and acceptable results in early trials might not be repeated in later trials. Any trial may fail to produce results satisfactory to the FDA or foreign regulatory authorities. In addition, preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results from a preclinical study or clinical trial or adverse medical events during a clinical trial could cause a preclinical study or clinical trial to be repeated, require other studies to be performed or cause a program to be terminated, even if other studies or trials relating to a program are successful.

The INTERCEPT Blood System may not achieve broad market acceptance.

Under our previous agreements, Baxter’s sales and marketing organization had made only modest progress in commercializing the platelet system in European countries where it has been fully approved for sale. Despite CE mark approval, Baxter had encountered governmental and blood banking community resistance to commercial adoption, including concerns from some national transfusion services, governmental agencies and healthcare policy groups regarding efficacy, cost and risk-benefit profile. Some potential customers have indicated that further safety information or additional studies would be required before adopting our products. There is some volume loss in the yield of blood products as a result of our pathogen inactivation process. In addition, our platelet system process today is not fully compatible with the common practice of collecting two units of platelets from a single apheresis donor. If the volumetric reduction of blood product leads to increased costs, or our process requires changes in blood center or clinical regimens, customers may not adopt our platelet system product. Our products do not inactivate all known pathogens, and the inability of our systems to inactivate certain pathogens may limit their acceptance.

For logistical and financial reasons, the transfusion industry has not always integrated new technologies into their processes, even those with the potential to improve the safety of the blood supply. Our products may require significant changes to our potential customers’ space and staffing requirements and require significant capital investment. Even if our product candidates receive regulatory approval for commercial sale, blood centers, physicians, patients and healthcare payors may not believe that the benefits of using the INTERCEPT Blood System justify their additional cost. If customers experience operational or technical problems with the use of INTERCEPT Blood System products, market acceptance may be reduced. For example, if adverse events arise from incomplete inactivation of pathogens, improper processing or user error, or if testing of INTERCEPT Blood System-treated blood samples fails to reliably confirm pathogen inactivation, whether or not directly attributable to a shortcoming of the INTERCEPT Blood System, customers may refrain from purchasing the products.

Market acceptance of our products may also be affected by the availability of reimbursement from governments, managed care payors, such as insurance companies, or other third parties. We have no experience negotiating reimbursement of medical products. In many cases, due to the structure of the blood products industry, we will have little control over reimbursement discussions, which occur between the blood center and its payors. It is difficult to predict the reimbursement status of newly approved, novel medical device or biopharmaceutical products. In certain foreign markets, governments have issued regulations relating to the pricing and profitability of medical products and medical products companies. There also have been proposals in the U.S., at both the federal and state government level, to implement such controls. The widespread adoption of managed care in the U.S. has also placed pressure on the pricing of medical products. These pressures can be expected to continue and may limit the prices we can obtain for our products.

We may be required to reduce the sales price for our products, which would reduce and may eliminate our gross profit on sales. At our present low unit sales levels of the platelet system, our costs to manufacture and sell the platelet system are in excess of revenue. We may be unable to increase sales to a level sufficient to generate profits. We believe that future product sales in Europe and other regions may be negatively affected because we do not have FDA approval for any of our products. If the INTERCEPT Blood System products fail to achieve market acceptance, we may never become profitable.

The market for the INTERCEPT Blood System is highly concentrated with few customers, including often-dominant regional or national blood collection entities. Even if our products receive regulatory approval and reimbursement is available, failure to properly market, price or sell our products to any of these large customers could significantly diminish potential product revenue in those geographies. The market for our pathogen inactivation systems in the U.S. is highly concentrated, dominated by a small number of blood collection organizations. In many countries in Western Europe and in Japan, various national blood transfusion services or Red Cross organizations collect, store and distribute virtually all of their respective nation’s blood and blood components supply. In Europe, the largest markets for our products are in England, Germany and France. Decisions on product adoption are centralized in England. In Germany, decisions on product adoption are expected to be on a blood center-by-blood center basis. We have not received in-country approvals to market our platelet system in England or Germany, nor has reimbursement been established in France. The National Blood Service has not yet indicated an interest in implementing our platelet system due to what we understand to be cost-benefit considerations. The Japanese Red Cross controls a significant majority of blood transfusions in Japan. If approvals are not obtained to market our products in these countries, or if the products are not adopted in these countries, our potential product revenue will be significantly decreased.

We will need to develop and test additional configurations of the INTERCEPT Blood System products to address the entire market.

Our efforts to develop the platelet system for use in the U.S. have focused almost entirely on apheresis platelets collected on Baxter’s automated collection platform. Apheresis platelets are platelets that are collected from a single donor using an automated collection machine. Currently, we estimate that the majority of platelets used in the U.S. are collected by apheresis, though a significant minority is prepared from pooled random donor platelets derived from whole blood collections. Blood centers in the U.S. preparing pooled random donor platelets may be reluctant to switch to apheresis collection. The FDA may require us to make our systems compatible with random donor platelets. In order to develop a platelet pathogen inactivation system compatible with random donor platelets, we will need to perform additional product development and testing, including additional clinical trials. These development activities would increase our costs significantly, and may not be successful. In addition, FDA regulations limit to four hours the time from pooling to transfusion to minimize the proliferation of bacterial contamination in the pooled product. The FDA’s time limit between pooling and transfusion currently precludes the use of our system with pooled random donor platelets. Although our system is designed to reduce the risk of bacterial contamination, we cannot predict whether the FDA would remove this process time constraint to allow our system to be used with pooled random donor platelets, and we have not yet made a request for the FDA to do so.

Our products, blood products treated with the INTERCEPT Blood System and we are subject to extensive regulation by domestic and foreign authorities.

Our products under development, and anticipated future products, are subject to extensive and rigorous regulation by local, state and federal regulatory authorities in the U.S. and by foreign regulatory bodies. These regulations are wide-ranging and govern, among other things:

•	development;

•	testing;

•	manufacturing;

•	labeling;

•	storage;

•	pre-market clearance or approval;

•	sales and distribution;

•	use standards and documentation;

•	post-launch surveillance;

•	advertising and promotion; and

•	reimbursement.

The FDA and other agencies in the U.S. and in foreign countries impose substantial requirements upon the manufacturing and marketing of products such as those we are developing. The process of obtaining FDA and other required regulatory approvals is long, expensive and uncertain, and typically takes a number of years, depending on the type, complexity and novelty of the product. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses, or we may not be successful at all.

Before the FDA determines whether to approve the INTERCEPT Blood System products, we expect our approval applications to be reviewed by the Blood Products Advisory Committee, or BPAC, an advisory committee convened by and reporting to the FDA. BPAC will make a recommendation to the FDA for, or against, approval. Even if BPAC were to recommend approval of one or more of our products, the FDA would not necessarily approve those products. If BPAC were to recommend against approval of one or more of our products, it is likely that the FDA would not approve those products. Product candidates in our immunotherapy programs beyond CRS-100 will be subject to review by the Recombinant DNA Advisory Committee of the NIH, which could delay initiation of clinical trials.

If our product candidates receive approval for commercial sale, their marketing and manufacturing will be subject to continuing FDA and other regulatory requirements, such as requirements to comply with current Good Manufacturing Practices. The failure to comply with these requirements could result in delaying or precluding commercialization efforts in certain geographies, including the U.S., and could result in enforcement action, which could harm our business. Gaining FDA approval for our platelet and plasma products will require additional investment and time, because the current manufacturing sites we rely upon for producing the platelet and plasma system products for European distribution are not FDA-qualified facilities. Regulatory authorities may also require post-marketing testing, which can involve significant expense. Because of the limited duration and number of patients receiving blood components treated with the INTERCEPT Blood System products in clinical trials, it is possible that harmful effects of our products not observed in clinical and preclinical testing could be discovered in later stage clinical trials or after a marketing approval has been received. Later discovery of problems with a product, manufacturer or facility may result in additional restrictions on the product or manufacturer, including withdrawal of the product from the market. Governments or regulatory authorities may impose new regulations or other changes that could further delay or preclude regulatory approval of our potential products. We cannot predict the impact of adverse governmental regulation that might arise from future legislative or administrative action.

Distribution of our products outside the U.S. also is subject to extensive government regulation. These regulations vary by country, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations. In addition to European Union-level approval, we must obtain regulatory and reimbursement approvals in some individual European countries, including France, Germany and England, to market our products. In addition, our customers in many countries must obtain regulatory approval to sell blood components treated with the INTERCEPT Blood System. The level of additional product testing varies by country, but could take a long time to complete. Failure to obtain necessary regulatory approvals or any other failure to comply with regulatory requirements could result in reduced revenue and earnings.

To support our requests for regulatory approval to market our product candidates, we have conducted and intend to conduct various types of studies including:

•	toxicology studies to evaluate product safety;

•	laboratory and animal studies to evaluate product effectiveness;

•	human clinical trials to evaluate the safety, tolerability and effectiveness of treated blood components or immunotherapies; and

•	manufacturing and stability studies.

We have conducted many toxicology studies to demonstrate the INTERCEPT Blood System product candidates’ safety, and we plan to conduct toxicology studies for our vaccine candidates and red blood cell system throughout the product development process. At any time, the FDA and other regulatory authorities may require further toxicology or other studies to further demonstrate our products’ safety, which could delay commercialization. We believe the FDA and other regulatory authorities are likely to weigh the potential risks of using our pathogen inactivation products against the incremental benefits, which may be less compelling in light of improved safety in the blood supply. In addition, our clinical development plan assumes that we will not be required to perform human clinical studies to demonstrate the INTERCEPT Blood System product candidates’ ability to inactivate pathogens. Although we have discussed this plan with the FDA and other regulatory authorities, they may find it unacceptable at any time and may require human clinical trials to demonstrate efficacy in inactivating pathogens. Trials of this type may be too large and expensive to be practical.

Preclinical testing and clinical trials involving our immunotherapy product candidates are long, expensive and uncertain processes. Neither our Listeria nor our KBMA platform technologies have been tested in humans. Consequently, preclinical results in animals and in vitro testing may not translate to demonstration of safety and efficacy in human clinical trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advancing stages of clinical trials, even after promising results in earlier preclinical and clinical trials. In addition, regulators and investigators may impose more stringent, time consuming and expensive clinical trial requirements than we might otherwise choose to pursue as a precondition to proceeding with clinical testing. It may take us or our collaborators several years to complete this testing, and failure can occur at any stage of the process.

We do not know whether we or our collaborators will begin planned clinical trials on schedule, if at all. Significant delays in clinical testing could materially impact our clinical trials. We also do not know whether planned clinical trials will need to be revamped or will be completed on schedule, if at all. Criteria for regulatory approval in cancer and infectious disease indications are evolving with competitive advances in the standard of care against which new product candidates are judged, as well as with changing market needs and reimbursement levels. Clinical trial design, including enrollment criteria, endpoints, and anticipated label claims are thus subject to change, even if original objectives are being met. In addition to the reasons stated above, clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence a study, delays in reaching agreement on acceptable clinical study agreement terms with prospective clinical sites, delays in obtaining institutional review board approval to conduct a study at a prospective clinical site and delays in recruiting subjects to participate in a study. We do not know whether any clinical trials will result in marketable products. Typically, there is a high rate of failure for product candidates in preclinical and clinical trials. We do not anticipate that any of our immunotherapy product candidates will reach the market for several years.

Delays can also materially impact our product development costs. If we experience delays in testing or approvals, our product development costs will increase. For example, we may need to repeat clinical trials to address regulatory or clinical questions. We may also need to make additional payments to third-party investigators and organizations to retain their services or we may need to pay recruitment incentives. If the delays are significant, our financial results and the commercial prospects for our product candidates will be harmed, and our ability to become profitable will be delayed.

Regulatory agencies may limit the uses, or indications, for which any of our products are approved. For example, we believe that the INTERCEPT Blood System products will be able to claim the inactivation of particular pathogens only to the extent we have laboratory or animal data to support such claims. After regulatory approval for the initial indications, further clinical trials may be necessary to gain approval for the use of the product for additional indications.

In addition to the regulatory requirements applicable to us and to our products, there are regulatory requirements applicable to our prospective customers of INTERCEPT Blood System products, the blood centers that process and distribute blood and blood products. Blood centers and others will likely be required to obtain approved license supplements from the FDA or European regulatory authorities before using products processed with our pathogen inactivation systems. This requirement or regulators’ delays in approving these supplements may deter some blood centers from using our products. Blood centers that do submit supplements may face disapproval or delays in approval that could provide further delay or deter them from using our products. The regulatory impact on potential customers could slow or limit the potential sales of our products.

We can no longer rely upon Baxter for sales, marketing, distribution and regulatory support of the INTERCEPT Blood System products.

Upon restructuring our agreements with Baxter in February 2006, we became fully responsible for sales, marketing and distribution support of the INTERCEPT Blood System worldwide, except in those Asian territories covered by our agreements with BioOne for the platelet and plasma systems. As a consequence, we can no longer rely upon Baxter for sales, marketing and distribution support of the INTERCEPT Blood System. Further, the 2006 agreements require that Baxter will provide regulatory support for the INTERCEPT Blood System only through the end of 2006, after which time we can no longer rely on such support from Baxter. We have been particularly dependent on Baxter in Europe, where the platelet system has been approved for sale in certain countries. We will also be dependent on Baxter to transfer know-how relevant to the INTERCEPT Blood System. While the most recent agreements with Baxter call for a transition period in 2006 during which time Baxter will make available, generally at our expense, certain human and organizational resources on an as needed basis, we will need to develop internal competencies in sales, marketing, distribution and regulatory support or arrange for third parties to provide certain of these necessary services in the near future.

•	We have relied on Baxter for marketing, sales, distribution, customer service and back office functions for certain products and regions. We currently have a small scientific affairs group that has helped support Baxter’s marketing organization; however, we have not maintained our own independent sales and marketing organization. We may be unable to maintain existing customer relationships established by Baxter as we take on responsibility for sales, marketing and customer service. Beginning in early 2006, we began to recruit a small sales force dedicated to selling and marketing the platelet system and, if approved, the plasma system, in Europe. We may be unable to recruit suitable sales, marketing, regulatory, quality and back office personnel on a timely basis, if at all. As we reduce our operational reliance on Baxter, we will also need to develop distribution, customer service, and back office capabilities either internally or by contracting with third parties, which we may be unable to accomplish on a timely or affordable basis. Developing sales, marketing and operational capabilities ourselves will increase our costs and may delay commercialization of our pathogen inactivation systems.

•

We have relied on Baxter for regulatory support for certain products and regions. Under our 2006 agreements, we will take on worldwide responsibility for regulatory activities regarding the INTERCEPT Blood System, except in territories covered by our agreement with BioOne for the platelet and plasma systems, provided that Baxter remains as the registrant or applicant under European registrations and applications for a transition period in 2006. We do not currently have the appropriate resources to support regulatory activities relating to these products. We currently lack the resources and capabilities to respond appropriately to customer complaints or required regulatory reporting of adverse events arising from the use of the platelet system. We will need to increase our regulatory resources or contract with independent regulatory consultants, which may result in increased costs and may potentially delay regulatory filings. Delays or inabilities to complete regulatory filings and obtain approvals will also delay or prevent us from earning milestone payments from BioOne, and from being able to recognize sales of our products and attaining profitability. Our agreements with Baxter require that Baxter transfer to us European regulatory registrations for the platelet system and European regulatory applications for the platelet and plasma systems once we have obtained necessary regulatory certification of our quality systems. An audit of our quality systems by European regulators is a prerequisite to such regulatory certification. Any delay in obtaining such certification would result in a delay in obtaining regulatory approval of the plasma system in Europe and may have other adverse consequences. There may be unforeseen adverse consequences in making this transition if regulatory agencies view the change negatively, which in turn may lead to potential delays in approvals.

We will continue to rely on Baxter for manufacturing and supplying components of our platelet and plasma systems for a limited period of time. We are also relying on Baxter to complete certain development activities relating to the plasma system. Over a longer period, we will need to identify, select and qualify third party sources of supply for the INTERCEPT Blood System, including the INTERCEPT red blood cell system.

•	We currently rely on Baxter for manufacturing and supplying components of our systems. Under the terms of our agreements, Baxter is currently responsible for manufacturing and supplying certain components and devices of the INTERCEPT Blood System for development and commercial use through 2008. If Baxter fails to manufacture and supply an adequate supply of components or devices, we will be required to identify other component manufacturers. We may be unable to identify such manufacturers on a timely basis or enter into contracts with such manufacturers on reasonable terms, if at all. Any delay in the availability of devices or components from Baxter could delay further regulatory approvals, market introduction and subsequent sales of the systems. Moreover, the inclusion of components manufactured by others could require us to seek new approvals from regulatory authorities, which could result in delays in product delivery. We may not receive any such required regulatory approvals. Baxter manufactures our platelet and plasma systems and only limited components for our red blood cell system in facilities that are not FDA-approved. Our agreements do not require Baxter to validate these manufacturing facilities with the FDA. In order to be sold in the U.S., our systems would be required to be manufactured in an FDA-approved facility. FDA validation of a manufacturing facility, whether owned by Baxter or by another party, will be costly and time-consuming. Because of low sales volumes and other reasons, Baxter’s costs to manufacture commercial components for the platelet system are greater than we previously anticipated and may continue to rise. This will reduce our potential gross profit margin from European platelet system sales. Under the terms of our agreements, Baxter has committed to conduct certain development activities for the plasma system that are necessary for CE mark approval of the disposable set and CE mark self-declaration for the UVA illuminator. If such activities are not completed in a timely manner, our CE mark submission and self-declaration for the plasma system will be delayed.

•	Baxter may assign its agreements with us to third parties. It has been reported that Baxter is seeking to sell the business unit that performs Baxter’s obligations under our agreements. We do not control, and cannot predict, whether, when or to whom the business unit may be sold. The business unit may be sold to an existing industry participant, including a strategic partner or a competitor, or to a private equity firm. While the assignment provision of our February 2006 agreement provides that the agreement may be assigned only to an assignee that assumes all of Baxter’s obligations under the agreement and has capability to perform the obligations, the acquirer of the business unit may fail to manufacture or supply an adequate supply of components or devices of the INTERCEPT Blood System, which would subject us to the risks described above. All references to “Baxter” in these Risk Factors should be read, as to future contingencies, to include any assignee of Baxter’s obligations under our agreements.

•

We will be required to identify and enter into agreements with third parties to manufacture the INTERCEPT Blood System products and related blood component storage solutions. Baxter’s manufacturing responsibilities for certain components of the platelet and plasma systems in general extend through 2008, after which we will assume manufacturing responsibilities. Except for very limited manufacturing of disposable components, Baxter is no longer obligated to provide manufacturing services related to the INTERCEPT red blood cells system, or red blood cell system, at all. We will need to identify parties to provide those manufacturing services related to our red blood cell system at all. It may be difficult to enter into these types of agreements on reasonable terms. In particular, it will be time-consuming for other manufacturers to develop the capability to manufacture the INTERCEPT Blood System products and blood component storage solutions economically and to gain regulatory approval to do so for commercial use. We may be unable to identify and contract with manufacturers that can make our products cost-effectively, which would delay our efforts to commercialize our products.

The platelet system is not compatible with platelet collection platforms and platelet storage solutions manufactured by others.

The equipment and materials used to collect platelets vary from manufacturer to manufacturer. Our system for platelets is designed to work with platelets collected using a proprietary platelet storage solution, called Intersol, and, for platelets collected by apheresis, is fully compatible only with Baxter’s apheresis platelet collection system. We have conducted our clinical studies for the platelet system using only Baxter’s equipment and materials. Baxter may not make its apheresis collection system available for sale in certain countries and has elected to discontinue sales efforts for its apheresis collection system in Japan. Under an agreement with Haemonetics Corporation, or Haemonetics, Baxter has agreed to provide Haemonetics with Intersol, with the objective that platelets collected on certain Haemonetics apheresis collection equipment may be directly treated using our platelet system. Making the Haemonetics apheresis collection system readily compatible with our platelet system will require certain changes in the Haemonetics device, and there can be no assurance that Haemonetics will undertake this effort on a timely basis or be commercially successful. Gambro, Inc., or Gambro, another major supplier of automated platelet collection systems, is conducting clinical trials of its own system for pathogen inactivation of platelets. For competitive reasons, Gambro may have little or no incentive to make its apheresis collection system compatible with our platelet system. Attaining compatibility with collection platforms and platelet storage solutions manufactured by others would require adaptations to either our platelet system or to the collection platforms, which may be difficult to engineer, expensive to implement and test, require additional clinical trials, cause delays in regulatory approval and/or be commercially unattractive to pursue. These development activities will increase our costs significantly, and may not be successful. Market acceptance of the platelet system in the U.S. and other countries may be delayed until the system receives regulatory approval for use on such other equipment.

Because the INTERCEPT Blood System products have not been manufactured on more than a limited commercial scale, we face manufacturing uncertainties that could limit their commercialization. If our third-party manufacturers fail to produce our products or compounds satisfactorily and in sufficient quantities, we may incur delays, shortfalls and additional expenses, which may in turn result in permanent harm to our customer relations.

The INTERCEPT Blood System products, including many of the components, have never been manufactured on a commercial scale. We intend to use third-party manufacturers to produce commercial quantities of the chemical compounds to be used in our products. These compounds have not yet been produced in quantities sufficient to support commercialization for all regions in which we may market our products. We have an agreement with a manufacturer to produce commercial quantities of amotosalen, a proprietary compound used in our platelet and plasma systems. We currently do not have any third-party manufacturing agreements in place for commercial production of compounds used in our red blood cell system. Any additional commercial manufacturer will need to develop new methods and processes to manufacture these compounds on a commercial scale and demonstrate to us, the FDA and foreign regulatory authorities that its commercial scale manufacturing processes comply with government regulations. It may be difficult or impossible to economically manufacture our products on a commercial scale.

Baxter is responsible for manufacturing and assembling our platelet and plasma systems and Intersol products through 2008. Baxter relies on third parties to manufacture and assemble some of the system components, many of which are customized and have not been manufactured on a commercial scale. Baxter has produced some pathogen inactivation systems in modest commercial quantities, but may not be able to manufacture and assemble other systems or in larger quantities, or do so economically. If Baxter (or Cerus after 2008) or our third-party manufacturers fail to produce our products or Intersol products satisfactorily and in sufficient quantities, we may incur delays, shortfalls and additional expenses, which may in turn result in permanent harm to our customer relations. In the U.S., studies related to the platelet system disposable and compound manufacturing need to be completed and included in FDA submissions before the FDA would consider the applications for approval.

Baxter purchases certain key components of the pathogen inactivation systems from a limited number of suppliers. Contracts for the long-term supply of certain components have not yet been signed. It would be expensive and time-consuming to establish additional or replacement suppliers for these components. If Baxter (or Cerus after 2008) is unable to find adequate suppliers for these components, we may be required to redesign the systems, which could lead to additional testing and clinical trials. If we were required to redesign the products, our development costs would increase, and our programs could be delayed significantly.

We will continue to rely on Baxter for transition services. Over a longer period, we will need to perform these services ourselves or identify one or more alternative third party providers.

Under the terms of our February 2006 agreement, Baxter is required to provide certain transition services relating to European activities, at our expense. These services included specified regulatory and clinical support activities, installation, maintenance and calibration services until December 31, 2006, clinical education and training until December 31, 2006 and manufacturing technical information and advice until December 31, 2008. If Baxter fails to provide these services, we may be unable to assume these functions ourselves or identify alternative third party providers on a timely basis or on reasonable terms, if at all. Any delay in these activities could delay further regulatory approvals, market introduction and subsequent sales of the systems.

We have used prototype components in our preclinical studies and clinical trials in the U.S. and have not completed the components’ commercial design.

The system disposables and instruments we used in many of our preclinical studies and clinical trials in the U.S. were prototypes of those to be used in the final products. As a result, we plan to perform studies, both preclinical and clinical, to demonstrate the acceptability of the commercial configuration and the equivalence of the prototypes and the commercial products’ design. However, regulatory authorities may require us to perform additional studies, both preclinical and clinical, using the commercial versions of the systems, which may increase our expenses and delay the commercialization of our products. If we fail to develop commercial versions of the INTERCEPT Blood System on schedule, our potential revenue would be delayed or diminished and our competitors may be able to bring products to market before we do.

In addition, the design and engineering effort required to complete the final commercial product is substantial and time-consuming. As with any complex development effort, we expect to encounter design, engineering and manufacturing issues. Such issues have previously arisen, sometimes unexpectedly, and solutions to these issues have not always been readily forthcoming. Additional unforeseen design, engineering and manufacturing issues may arise in the future, which could increase the development cost and delay commercialization of our products.

We rely on BioOne for commercialization of our platelet and plasma systems in many Asian countries.

Baxter and we have licensed rights to commercialization of the platelet and plasma systems in Japan, China, Taiwan, South Korea, Vietnam, Thailand, and Singapore to BioOne. BioOne is solely responsible for obtaining regulatory approvals, marketing and selling the platelet and plasma systems in those countries. Because we only have a minority investment interest in BioOne, we lack the ability to significantly influence BioOne, and are dependent on BioOne’s performance to realize milestone and royalty revenue from commercialization of our platelet and plasma systems in those countries. In Japan, regulatory authorities may require a product to be approved by the FDA before it is considered for approval in Japan, which would delay or prevent BioOne from achieving significant product sales. If BioOne is not successful, we will not receive milestone or royalty revenue derived from platelet or plasma system sales in those countries and the value of our equity in BioOne may be lost. There is no assurance that BioOne will be able to attract additional required capital to successfully commercialize those products licensed from Baxter and us.

If our competitors develop and market products that are more effective than our product candidates or fail in human clinical trials, our commercial opportunity will be reduced or eliminated.

We expect our products to encounter significant competition. The INTERCEPT Blood System products may compete with other approaches to blood safety currently in use, as well as with future products developed by others. Our success will depend in part on our ability to respond quickly to medical and technological changes brought about by the development and introduction of new products. Product development is risky and uncertain, and we cannot assure you that we will develop our products successfully. Competitors’ products or technologies may make our products obsolete or non-competitive before we are able to generate any significant revenue. In addition, competitors or potential competitors may have substantially greater financial and other resources than we have. They may also have greater experience in preclinical testing, human clinical trials and other regulatory approval procedures.

Several companies are developing technologies that are, or in the future may be, the basis for products that will directly compete with or reduce the market for our pathogen inactivation systems. A number of companies are specifically focusing on alternative strategies for pathogen inactivation in platelets and plasma. In Europe, several companies, including Grifols, Octapharma AG and Maco Pharma International GmbH, are developing or have developed commercial pathogen inactivation systems to treat fresh frozen plasma. Navigant, a wholly owned subsidiary of Gambro, is developing a pathogen inactivation system for blood products.

New methods of testing blood for specific pathogens have been approved by the FDA and in Europe, as have tests for bacteria in platelets. Continued delays in commercialization of the platelet system in France and Germany may impact our ability to compete with bacterial testing for platelets. Tests have now been approved to detect West Nile Virus in blood products. Other groups are developing synthetic blood product substitutes and products to stimulate the growth of platelets. Development of any of these technologies could impair the potential market for our products.

There are many companies pursuing programs for the treatment of cancer and treatment and prevention of infectious disease. Some are large pharmaceutical companies, such as Sanofi-Aventis, Bristol-Myers Squibb, Genentech and Gilead Sciences, which have greater experience and resources in product development, preclinical testing, human clinical trials, obtaining FDA and other regulatory approvals and in manufacturing and marketing new therapies. We are also competing with other biotechnology companies, such as Cell Genesys, Inc., Coley Pharmaceutical Group, Inc., Dendreon Corporation, and Therion Biologics Corporation that have cancer vaccine programs that are in more advanced stages of development than ours. In addition, other companies are pursuing early-stage research and development of Listeria-based immunotherapies. If any of these companies’ products are shown to be more efficacious than ours, our Listeria-based products may fail to gain regulatory approval or commercial acceptance. If these companies’ products fail in human clinical trials, we may be required to overcome more significant regulatory barriers prior to gaining approval, face more challenging impediments to market acceptance and may be unable to raise capital to fund development of our Listeria programs.

We may be liable if our products harm people. We may be liable if an accident occurs in our controlled use of hazardous materials.

We are exposed to potential liability risks inherent in the testing and marketing of medical devices and pharmaceutical products. We may be liable if any of our products cause injury, illness or death. Although we will have completed rigorous preclinical and clinical safety testing prior to marketing our products, there may be harmful effects caused by our products that we are unable to identify in preclinical or clinical testing. In particular, unforeseen, rare reactions or adverse side effects related to long-term use of our products may not be observed until the products are in widespread commercial use. We maintain product liability insurance, but do not know whether the insurance will provide adequate coverage against potential liabilities. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products.

Our research and development activities involve the controlled use of hazardous materials, including certain hazardous chemicals, radioactive materials and infectious pathogens, such as HIV and hepatitis viruses. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with regulatory requirements, we cannot eliminate the risk of accidental contamination or injury. If an accident occurs, we could be held liable for any damages that result.

We operate from a single site that is subject to lengthy business interruption in the event of a severe earthquake.

Our facilities are all based in Concord, California and are within an active earthquake fault zone. Should a severe earthquake occur, we might be unable to occupy our facilities or conduct research and development activities in support of our products until such time as our facilities could be repaired and made operational. Our property and casualty and business interruption insurance in general does not cover losses caused by earthquakes. While we have taken certain measures to protect our scientific, technological and commercial assets, a lengthy or costly disruption due to an earthquake would have a material adverse effect on us.

We have only a limited operating history, and we expect to continue to generate losses.

We may never achieve a profitable level of operations. To date, we have engaged primarily in research and development. Our development and general and administrative expenses have resulted in substantial losses each year since our inception, including net losses of $58.3 million in 2003 and $31.2 million in 2004. However, in 2005, we realized a $22.1 million gain associated with the restructuring of a loan payable. As a result of this gain, we recorded net income of $13.1 million in 2005. At December 31, 2005, we had an accumulated deficit of approximately $306.6 million. Except for the platelet system, which has received European CE mark approval, all of our products are in the research and development stage, and we have not received significant revenue from product sales. We have received substantially all of our revenue from our agreements with our development partners and from federal research grants and cooperative agreements. We will be required to conduct significant research, development, clinical testing and regulatory compliance activities for each of these products. We expect our losses to continue at least until more of our product candidates are commercialized and achieve significant market acceptance.

If we fail to obtain the capital necessary to fund our future operations, we will not be able to develop product candidates in our pipeline.

Our product development programs are capital-intensive. We may need to reduce or stop further investment in specific research and development or sales and marketing activities if we are unable to obtain additional capital or if any of our development programs are determined by us to be uneconomic. A product or program may be determined to be economically unfeasible if the commercial opportunity is insufficient to justify the investment required to develop and market the product or for other reasons. We expect that our spending in support of research, development and commercialization of the platelet and plasma systems will be in excess of contribution from product sales, milestone payments and development funding for such programs from third parties over the next year. We have recently elected to re-enter clinical trials for the red blood cell system with only partial funding from governmental sources. In addition, the 2006 restructuring agreement with Baxter requires that we take on more operational and financial responsibility for the commercialization of the platelet and plasma systems, particularly in Europe. As a result of these factors, further product development and commercialization of the INTERCEPT Blood System may take longer and be more expensive than we previously anticipated. We expect to continue to spend substantial funds for our operations for the foreseeable future. Our cash, liquidity and capital requirements will depend on many factors, including the development progress and costs of our programs, payments by MedImmune, BioOne and others, funding from agencies of the U.S. government, costs related to creating, maintaining and defending our intellectual property position, regulatory approval and successful commercialization of our product candidates, competitive developments and regulatory factors.

As of December 31, 2005, we had been awarded $33.8 million in funding under cooperative agreements with the Department of Defense, and also have received funding under grants from the NIH. Further funding awarded under federal grants and cooperative agreements is subject to the authorization of funds and approval of our research plans by various organizations within the federal government, including the U.S. Congress. If we are unable to obtain federal grant and cooperative agreement funding for future activities at similar or greater levels, we may need to further reduce our operating expenses, which would delay progress in some of our development programs. In addition, we are required separately to administer and account for our work under government contracts and grants on an on-going basis as a condition to accepting government funding which places administrative, accounting and reporting burdens on us beyond those we have assumed as a public company. If we fail to comply with applicable governmental administrative, accounting and reporting regulations with respect to these grants and cooperative agreements, funds currently available to us may be reduced or lost.

We may not be able to protect our intellectual property or operate our business without infringing intellectual property rights of others.

Our commercial success will depend, in part, on obtaining and maintaining patent protection on our products and successfully defending our products against third-party challenges. Our technology will be protected from unauthorized use only to the extent that it is covered by valid and enforceable patents or effectively maintained as trade secrets. As a result, our success depends in part on our ability to:

•	obtain patents;

•	protect trade secrets;

•	operate without infringing upon the proprietary rights of others; and

•	prevent others from infringing on our proprietary rights.

We cannot be certain that our patents or patents that we license from others will be enforceable and afford protection against competitors. Our patents or patent applications, if issued, may be challenged, invalidated or circumvented. Our patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technologies. Others may independently develop technologies similar to ours or independently duplicate our technologies. For example, a U.S. patent issued to a third-party covers methods to remove psoralen compounds from blood products. We have reviewed the patent and believe our work predates the invention disclosed in that patent. We are continuing to review that patent and will make a determination as to whether any action is necessary. In addition, others hold patents, and have pending patent applications, concerning Listeria-based immunotherapies. Those patents and new patents that may be issued upon the pending applications, if valid, would restrict us from bringing to market particular embodiments of Listeria-based immunotherapy products. For example, two U.S. patents and one European patent issued to a third party cover Listeria-based immunotherapy compositions and methods, and we have filed an opposition to the European patent issued to the third party raising various arguments. While we believe that such restrictions do not preclude us from developing and commercializing our Listeria-based immunotherapy products, they may preclude us from pursuing certain product approaches that might otherwise be promising. Our patents expire at various dates between 2009 and 2018. Recent patent applications, principally related to our immunotherapy programs, will, if granted, result in patents with later expiration dates. Due to the extensive time required for development, testing and regulatory review of our potential products, our patents may expire or remain in existence for only a short period following commercialization. This would reduce or eliminate any advantage of the patents.

We cannot be certain that we were the first to make the inventions covered by each of our issued patents or pending patent applications or that we were the first to file patent applications for such inventions. We may need to license the right to use third-party patents and intellectual property to continue development and commercialization of our products. We may not be able to acquire such required licenses on acceptable terms, if at all. If we do not obtain such licenses, we may need to design around other parties’ patents, or we may not be able to proceed with the development, manufacture or sale of our products.

We may face litigation to defend against claims of infringement, assert claims of infringement, enforce our patents, protect our trade secrets or know-how or determine the scope and validity of others’ proprietary rights. Patent litigation is costly. In addition, we may require interference proceedings before the U.S. Patent and Trademark Office to determine the priority of inventions relating to our patent applications. Litigation or interference proceedings could be expensive and time consuming, and we could be unsuccessful in our efforts to enforce our intellectual property rights.

We may rely, in certain circumstances, on trade secrets to protect our technology. However, trade secrets are difficult to protect. We protect our proprietary technology and processes, in part, by confidentiality agreements with employees and certain contractors. These agreements may be breached and we may not have adequate remedies for any breach or our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others, disputes also may arise as to the rights in related or resulting know-how and inventions.

We may fail to comply fully with elements of the Sarbanes-Oxley Act of 2002. Our failure to maintain effective internal controls in accordance with Section 404 of this Act could have a material adverse effect on our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accountants attesting to and reporting on these assessments. If we fail to maintain the adequacy of our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude in future periods that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. If we cannot favorably assess, or our independent registered public accountants are unable to provide an unqualified attestation report on our assessment of, the effectiveness of our internal control over financial reporting, investor confidence in the reliability of our financial reports may be adversely affected, which could have a material adverse effect on our stock price.

Risks Related to Our Common Stock and This Offering

The market price of our stock may be highly volatile.

The market prices for our securities and those of other emerging medical device and biotechnology companies have been, and may continue to be, volatile. For example, during the period from January 1, 2003 to December 31, 2005, the sale price of our common stock as quoted on the Nasdaq National Market fluctuated from a low of $1.60 to a high of $21.75. Announcements by us or others in our industry may have a significant impact on the market price of our common stock. Such announcements may include:

•	biological or medical discoveries;

•	technological innovations or new commercial services by us or our competitors;

•	developments concerning proprietary rights, including patents and litigation matters;

•	regulatory developments in both the U.S. and foreign countries;

•	status of development partnerships;

•	dilution from future issuances of common stock;

•	public concern as to the safety of new technologies;

•	general market conditions;

•	comments made by analysts, including changes in analysts’ estimates of our financial performance; and

•	quarterly fluctuations in our revenue and financial results.

The stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging biotechnology and medical device companies, and which have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our common stock.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $8.75 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $6.07 per share in the net tangible book value of the common stock. See “Dilution” below for a more detailed discussion of the dilution you will incur in this offering.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

Our amended and restated certificate of incorporation, or restated certificate, authorizes the Board of Directors to issue up to five million shares of preferred stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The restated certificate and bylaws, among other things, provide for a classified board of directors, require that stockholder actions occur at duly called meetings of the stockholders, limit who may call special meetings of stockholders, do not permit cumulative voting in the election of directors and require advance notice of stockholder proposals and director nominations. These provisions contained in our charter documents and certain applicable provisions of Delaware law could serve to depress the our stock price. In addition, these and other provisions could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, discourage a hostile bid or delay, prevent or deter a merger, acquisition or tender offer in which the our stockholders could receive a premium for their shares, or a proxy contest for control of Cerus or other change in the our management. See “Management” in this prospectus supplement and “Description of Capital Stock” in the accompanying prospectus.

In addition, Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met, may discourage, delay or prevent a third party from acquiring us.

Substantial sales of shares may impact the market price of our common stock.

If our stockholders sell substantial amounts of our common stock, including shares to be issued upon the exercise of outstanding options or pursuant to restricted stock grants, the market price of our common stock may decline. In addition, the perceived risk of dilution from sales of our common stock may cause holders of our common stock to sell their shares, or it may encourage short selling by market participants, which could contribute to a decline in our stock price. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. As of December 31, 2005, we had 22,457,729 outstanding shares of common stock.

We and our directors and executive officers, who beneficially owned an aggregate of approximately 1.3 million shares as of March 11, 2005, have entered into agreements not to sell or offer to sell or otherwise dispose of any shares of common stock held by us or them for a period of 90 days after the date of this prospectus supplement without the prior written consent of Robert W. Baird & Co. Incorporated and JMP Securities LLC. On August 10, 2001, we filed a shelf registration statement, of which this prospectus supplement and accompanying prospectus are a part, pursuant to which we may, from time-to-time, sell shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, with a total value of up to $300.0 million, including the shares of common stock issued in this offering, of which we sold $57.8 million in June 2003. We have filed a registration statement covering shares of common stock issuable upon exercise of options and other grants pursuant to our stock plans.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference contain forward-looking statements that involve risks and uncertainties. We usually use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar words or expressions or the negative of these words or expressions to identify such forward-looking statements. These statements appear throughout this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference and are statements regarding our current intent, belief or expectation, primarily with respect to our operations and related industry developments. Forward-looking statements include, but are not limited to, statements about:

•	the progress of our research, development and clinical programs;

•	our ability to develop, market, commercialize and achieve market acceptance for our immunotherapy and blood safety programs;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our estimates for future performance; and

•	our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing.

You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated, expressed or implied in these forward-looking statements for many reasons. Important factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus supplement in the section titled “Risk Factors” or in the documents we incorporate by reference into this prospectus supplement and accompanying prospectus. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

The net proceeds we will receive from this offering will be approximately $36.9 million, after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, the aggregate net proceeds to us will be approximately $42.5 million. The principal purpose of this offering is to obtain additional capital.

We intend to use the net proceeds from this offering:

•	to fund research, development and commercialization activities and continuing clinical trials;

•	for general administrative support, capital expenditures and working capital; and

•	for other general corporate purposes.

We also may use a portion of the proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, but we currently have no commitments or agreements relating to any of these types of transactions. The amounts and timing of the expenditures will depend on numerous factors, such as the timing and progress of our clinical trials and research and development efforts, technological advances and the competitive environment for our products and product candidates.

As of the date of this prospectus supplement, we have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq National Market under the symbol “CERS.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by the Nasdaq National Market:

	High	Low
Year Ended December 31, 2004:
First Quarter	$4.95	$3.32
Second Quarter	5.50	2.10
Third Quarter	2.73	1.60
Fourth Quarter	3.30	2.21

Year Ended December 31, 2005:
First Quarter	$5.08	$2.93
Second Quarter	4.75	3.04
Third Quarter	9.23	4.27
Fourth Quarter	11.63	6.46

Year Ended December 31, 2006:
First Quarter (through March 15, 2006)	$14.76	$8.37

As of March 15, 2006, we had approximately 225 holders of record of common stock. On March 15, 2006, the last reported sale price of our common stock on the Nasdaq National Market was $9.21 per share.

DIVIDEND POLICY

We have not paid or declared any dividends on our common stock and currently intend to retain any future earnings to fund our working capital needs and growth opportunities. Any future determination to pay dividends will be at the discretion of our Board of Directors.

CAPITALIZATION

The following table shows our cash, cash equivalents and short-term investments and capitalization as of December 31, 2005:

•	on an actual basis; and

•	on an as-adjusted basis to give effect to the sale by us of 4,500,000 shares of our common stock in this offering at the public offering price of $8.75 per share, after deducting the underwriting discount and estimated offering expenses payable by us.

	As of December 31, 2005

	Actual	As adjusted
(in thousands, except share and per share data)
Cash, cash equivalents and short-term investments	$45,805	$82,716
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 5,000,000 shares authorized; 3,327 shares issued and outstanding, actual and as adjusted; $9,496 liquidation preference, actual and as adjusted	9,496	9,496
Common stock, $0.001 par value per share, 50,000,000 shares authorized; 22,457,729 shares issued and outstanding, actual; 26,957,729 shares issued and outstanding, as adjusted	23	27
Additional paid-in capital	332,694	369,600
Accumulated other comprehensive loss	(295)	(295)
Accumulated deficit	(306,643)	(306,643)

Total stockholders’ equity(1)	35,275	72,185

Total capitalization(1)	$35,275	$72,185

(1)	The number of shares of our common stock to be outstanding after this offering is based on 22,457,729 shares of capital stock outstanding as of December 31, 2005 and excludes:

•	4,598,063 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2005 at a weighted average exercise price of $13.025 per share; and

•	1,599,042 shares available for future grant under our 1999 Equity Incentive Plan and 451,853 shares available for issuance under our Employee Stock Purchase Plan, each as of December 31, 2005.

You should read the information above in conjunction with the financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 incorporated by reference into this prospectus supplement and the accompanying prospectus.

DILUTION

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of our common stock.

Our net tangible book value at December 31, 2005 was $35.3 million, or $1.57 per share, based on 22,457,729 shares of our common stock outstanding. After giving effect to the sale of 4,500,000 shares of common stock by us at the public offering price of $8.75 per share, less the underwriting discount and estimated offering expenses payable by us, our net tangible book value at December 31, 2005 would have been $72.2 million, or $2.68 per share. This represents an immediate increase in the net tangible book value of $1.11 per share to existing stockholders and an immediate dilution of $6.07 per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share		$8.75
Net tangible book value per share as of December 31, 2005	$1.57
Increase per share attributable to new investors	1.11

As adjusted net tangible book value per share after this offering		2.68

Dilution per share to new investors		$6.07

If the underwriters exercise their over-allotment option in full, at the public offering price of $8.75 per share, the as adjusted net tangible book value as of December 31, 2005 would have been $2.81 per share, representing an increase to existing stockholders of $1.24 per share, and there will be an immediate dilution of $5.94 per share to new investors.

MANAGEMENT

The following table sets forth information concerning our executive officers and directors:

Name	Age	Position
Claes Glassell	54	President, Chief Executive Officer and Director
David N. Cook, Ph.D.	48	Vice President, Research and Development
Laurence M. Corash, M.D.	62	Vice President, Chief Medical Officer and Director
William J. Dawson	51	Vice President, Finance and Chief Financial Officer
Howard G. Ervin	58	Vice President, Legal Affairs
B.J. Cassin	72	Chairman of the Board of Directors
Timothy B. Anderson	58	Director
Bruce C. Cozadd	42	Director
William R. Rohn	62	Director

Claes Glassell was appointed our President and Chief Executive Officer and was elected as a member of our Board of Directors, or Board, in May 2004. Mr. Glassell was President, Chief Operating Officer and a director of Cambrex Corporation from July 2001 until January 2003, and held management positions at Cambrex Corporation from 1994 until 2001, including Executive Vice President and Chief Operating Officer from 2000 until 2001, and Vice President and Managing Director of Cambrex Limited from 1994 until 2000. Previously, Mr. Glassell was President and Chief Executive Officer of the Pharma Chemistry Business Area of Akzo Nobel and held various international management assignments with Berol in the U.S., United Kingdom and Sweden. Mr. Glassell served on the Board of the Swedish Chemical Industry Association from 1993 until 1996 and also was a member of the Responsible Care Committee for the Swedish Chemical Industry Association. Mr. Glassell serves on the board of directors of CMC Biopharmaceuticals A/S, a contract manufacturing organization.

David N. Cook, Ph.D., was appointed our Vice President, Research and Development in June 2001. From 1999 until 2001, Dr. Cook was senior vice president of research and development of Eligix Incorporated. Dr. Cook joined us in 1993, became the Director of Red Cell Development in 1994 and served as the Vice President of Commercialization from 1998 to 1999. From 1990 until 1993, Dr. Cook served as a postdoctoral scientist for the Lawrence Berkeley National Laboratory.

Laurence M. Corash, M.D., one of our co-founders, has served as a member of our Board since December 2002 and has been our Vice President and Chief Medical Officer since July 1996. From 1996 until July 2005, Dr. Corash also was our Vice President, Medical Affairs. Dr. Corash was a consultant to us from 1991 until 1994, when he joined us as Director, Medical Affairs. Dr. Corash has been a Professor of Laboratory Medicine at the University of California, San Francisco since July 1985 and Chief of the Hematology Laboratory for the Medical Center at the University of California, San Francisco since January 1982. From February 1990 to July 1994, Dr. Corash was a member of the FDA Advisory Panel for Hematology Devices.

William J. Dawson has been our Vice President, Finance and Chief Financial Officer since August 2004. From 2002 until he joined us in 2004, Mr. Dawson was Vice President, Finance & Operations, and Chief Financial Officer of Dynavax Technologies Corporation, a biopharmaceutical company. Mr. Dawson was Corporate Senior Vice President, Business Development, for McKesson Corporation, a pharmaceutical distribution and healthcare services company, from 1998 until 2001. Prior to McKesson, Mr. Dawson spent 15 years as a senior officer in corporate finance with three investment banking firms. Mr. Dawson serves on the boards of directors of McGrath RentCorp, an equipment finance company, and Wellington Trust Company, a subsidiary of Wellington Management Company LLP, a private institutional fund management company.

Howard G. Ervin was appointed our Vice President, Legal Affairs in June 1999. From 1979 until 1999, Mr. Ervin was a partner of the law firm of Cooley Godward LLP, formerly Cooley Godward Castro Huddleson & Tatum, practicing corporate and intellectual property law, and was an associate of that firm from 1973 until 1979.

B.J. Cassin has served as Chairman of the Board since December 1992. Mr. Cassin has been a private venture capitalist since 1979. Previously, Mr. Cassin co-founded Xidex Corporation, a manufacturer of data storage media, in 1969. Mr. Cassin is currently a director of PDF Solutions, Inc., as well as a number of private companies.

Timothy B. Anderson has served as a member of our Board since 2003. Mr. Anderson was Senior Vice President of Strategy and Business Development of Baxter International, Inc., a pharmaceutical company, from 1999 until 2002, and held various management positions at Baxter International from 1992 until 1999, including President, Biotech Group from 1992 until 1997, Group Vice President from 1993 until 1997 and Chairman, Baxter Europe from 1997 until 1999. Mr. Anderson is currently a director of Lake Forest Hospital and a member of the Scientific Advisory Board of Baxter International.

Bruce C. Cozadd has served as a member of our Board since November 2001. Mr. Cozadd serves as Executive Chairman of Jazz Pharmaceuticals, Inc., a pharmaceutical company that he co-founded in 2003. Mr. Cozadd was Executive Vice President and Chief Operating Officer of ALZA Corporation, a pharmaceutical company, from 2000 until 2001, and held various management positions at ALZA from 1991 until 2000, including Senior Vice President and Chief Financial Officer. Previously, Mr. Cozadd was a member of the health care investment banking team at Smith Barney, Harris Upham & Co. Mr. Cozadd serves on the boards of directors of Threshold Pharmaceuticals, a biotechnology company, Nueva School and Stanford Hospitals and Clinics, both non-profit institutions, and is a member of the Stanford Molecular Imaging Advisory Board.

William R. Rohn has served as a member of our Board since March 2002. Mr. Rohn served as Chief Operating Officer of Biogen Idec, the successor company to IDEC Pharmaceutical, a biotechnology company, from 2003 until 2005. From 1998 until 2003, Mr. Rohn was President and Chief Operating Officer of IDEC Pharmaceuticals, a biotechnology company. Mr. Rohn joined IDEC in 1993 as Senior Vice President, Commercial and Corporate Development and was appointed Senior Vice President, Commercial Operations in 1996. From 1984 until 1993, Mr. Rohn was employed by Adria Laboratories, a pharmaceutical company, most recently as Senior Vice President of Sales and Marketing. Mr. Rohn serves on the boards of directors of Pharmacyclics, Inc., a pharmaceutical company, Metabasis Therapeutics Inc., a pharmaceutical company and Raven Biotechnologies, a biotechnology company.

UNDERWRITING

Under an underwriting agreement dated March 16, 2006, we have agreed to sell to the underwriters named below the indicated number of shares of our common stock:

Underwriters	Number of Shares
Robert W. Baird & Co. Incorporated	2,925,000
JMP Securities LLC	1,575,000

Total	4,500,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of our common stock offered in this offering if any are purchased, other than those shares covered by the over-allotment option we describe below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

Commissions and Discounts

The underwriters have advised us that the underwriters propose to offer our common stock at the public offering price on the cover page of this prospectus less a selling concession of $0.28 per share. The underwriters may allow a discount of not more than $0.10 per share on sales to other broker/dealers. After the offering, the public offering price and selling concession and discount to dealers may be changed by the representatives. As used in this section:

•	Underwriters are securities broker/dealers that are parties to the underwriting agreement and will have a contractual commitment to purchase shares of our common stock from us, and the representatives are the two firms acting on behalf of the underwriters.

•	Selling group members are securities broker/dealers to whom the underwriters may sell shares of common stock at the public offering price less the underwriting discount, but who do not have a contractual commitment to purchase shares from us.

•	Broker/dealers are firms registered under applicable securities laws to sell securities to the public.

•	The syndicate consists of the underwriters and the selling group members.

The following table summarizes the compensation and estimated expenses that we will pay. The compensation we will pay to the underwriters will consist solely of the underwriting discount, which is equal to the public offering price per share of common stock less the amount the underwriters pay to us per share of common stock.

	Per Share		Total
	Without over-allotment	With over-allotment	Without over-allotment	With over-allotment
Underwriting discount	$0.481	$0.481	$2,164,500	$2,489,175
Proceeds, before expenses, to us	8.269	8.269	37,210,500	42,792,075

We estimate the expenses payable by us in connection with this offering, other than the underwriting discount referred to above, will be approximately $300,000. The principal components of the offering expenses payable by us will include the fees and expenses of our accountants and attorneys, the fees of our registrar and transfer agent, the cost of printing this prospectus supplement and accompanying prospectus and the listing fees.

Over-allotment Option

We have granted the underwriters a 30-day option to purchase up to 675,000 shares of our common stock at the public offering price less the underwriting discount. This option may be exercised only to cover over-allotments, if any, of our common stock.

Indemnity

We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in that respect.

Lock-Up Agreements

We have agreed that we will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the underwriters waive such an extension.

Our executive officers and directors have agreed that they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or material event, as applicable, unless the underwriters waive such an extension. The representatives have agreed to allow three of our officers to sell an aggregate of 3,600 shares during the “lock-up” period. This exception is intended to permit these officers to sell common stock in connection with certain tax liabilities incurred with respect to the vesting of restricted stock units.

Stabilization

The underwriters have advised us that they may engage in transactions, including stabilizing bids, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	A “stabilizing bid” is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock.

•	A “syndicate covering transaction” is a bid for or the purchase of common stock on behalf of the underwriters to reduce a short position created by the underwriters in connection with this offering.

•	A “penalty bid” is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to an underwriter in connection with this offering if the common stock originally sold by that underwriter is purchased by the underwriters in a syndicate covering transaction and has therefore not been effectively placed by that underwriter.

•	In “passive market making,” market makers in common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters have advised us that these transactions may be effected on the Nasdaq National Market or otherwise. Neither we nor any of the underwriters makes any representation that the underwriters will engage in any of the transactions described above, and these transactions, if commenced, may be discontinued without notice. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our common stock.

Trading Market for Common Stock

The shares of our common stock are traded on the Nasdaq National Market under the symbol “CERS.”

Relationships

Certain of the underwriters and their affiliates may provide from time to time in the future certain financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS

The validity of the shares of common stock we are offering will be passed upon for us by Cooley Godward LLP of Palo Alto, California. McDermott Will & Emery LLP of Chicago, Illinois is representing the underwriters.

EXPERTS

The financial statements of Cerus Corporation appearing in Cerus Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005 and Cerus Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (of which this prospectus supplement and accompanying prospectus form a part) on Form S-3 with respect to the common stock being offered by this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and the shares of common stock offered hereby, reference is made to the registration statement, including the exhibits thereto. Statements contained in this prospectus supplement and accompanying prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where any contract is an exhibit to the registration statement, each statement with respect to the contract is qualified in all respects by the provisions of the relevant exhibit, to which reference is hereby made. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC.

The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but before the end of any offering made under this prospectus supplement and accompanying prospectus (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K or any document that is described in paragraph (i), (j), (k) or (l) of Item 402 of Regulation S-K promulgated by the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on February 27, 2006;

•	our Current Report on Form 8-K filed with the SEC on February 27, 2006;

•	our Definitive Proxy Statement for our 2005 Annual Meeting of Stockholders, filed with the SEC on May 2, 2005; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A and filed with the SEC on January 8, 1997.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Cerus Corporation, Attention: Investor Relations Officer, 2411 Stanwell Drive, Concord, California 94520, telephone: (925) 288-6000.

PROSPECTUS

$300,000,000

CERUS CORPORATION

DEBT SECURITIES

COMMON STOCK

From time to time, we may offer and sell common stock and/or debt securities.

We will describe in one or more prospectus supplements the securities we are offering and selling, as well as the specific terms of the securities. You should read this prospectus and any prospectus supplements carefully before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Our common stock is quoted on the Nasdaq National Market under the symbol “CERS.” On December 14, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $48.30 per share.

INVESTING IN OUR DEBT SECURITIES OR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE 3.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

December 17, 2001

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may offer from time to time any combination of securities described in this prospectus in one or more offerings up to a total amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

ABOUT CERUS

Cerus Corporation is developing medical systems and therapeutics that provide safer and more effective treatment options to patients. Cerus’ product candidates are based on its proprietary Helinx technology for controlling biological replication. Cerus’ most advanced programs are focused on systems to enhance the safety of the world’s blood supply. These INTERCEPT Blood Systems, based on the Helinx technology, are designed to inactivate viruses, bacteria, other such pathogens and harmful white blood cells. Cerus is also pursuing therapeutic applications of the Helinx technology to treat and prevent serious diseases.

Cerus was incorporated in California in 1991 and reincorporated in Delaware in 1996. Our principal executive offices are located at 2411 Stanwell Drive, Concord, California 94520, and our telephone number is (925) 288-6000. In this prospectus, “Cerus,” “we,” “us” and “our” refer to Cerus Corporation, unless the context otherwise requires.

Helinx™ is a trademark of Cerus Corporation. INTERCEPT Blood System, INTERCEPT Platelet System, INTERCEPT Plasma System and INTERCEPT Red Blood Cell System are trademarks of Baxter International, Inc. This prospectus also includes trademarks or trade names owned by other parties.

THE SECURITIES WE MAY OFFER

We may offer shares of our common stock and one or more series of debt securities with a total value of up to $300,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	maturity;

•	redemption terms;

•	interest rate;

•	listing on a securities exchange;

•	sinking fund terms;

•	amount payable at maturity;

•	currency of payments; and

•	conversion or exchange rights.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them; and

•	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by the board of directors.

Debt Securities. We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into our common stock. Conversion may be mandatory or at the holder’s option and would be at specified conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a national banking association, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement or will be incorporated by reference from reports we file with the SEC.

RISK FACTORS

You should carefully consider the following risk factors, in addition to other information included or incorporated by reference in this prospectus and any prospectus supplement, before making an investment decision. Cerus’ business faces significant risks. If any of the events or circumstances described in the following risks actually occur, our business may suffer, the trading price of our common stock could decline and you may lose all or part of your investment. Our products are in development; if our pre-clinical and clinical trials are not successful, we will be unable to commercialize our products and generate revenue.

We have no products that have received regulatory approval for commercial sale. Our product candidates are in various stages of development, and we face the risks of failure inherent in developing medical devices and biotechnology products based on new technologies. Our products must satisfy rigorous standards of safety and efficacy before the United States Food and Drug Administration and international regulatory authorities can approve them for commercial use. Our platelet, fresh frozen plasma, red blood cell and stem cell transplantation programs are undergoing clinical testing. We must provide the FDA and foreign regulatory authorities with pre-clinical and clinical data that demonstrate our products are safe and effective before they can be approved for commercial sale.

We have completed our European Phase III (CE Mark) clinical trial of the INTERCEPT Platelet System with random donor platelets, which are platelets prepared from several units of whole blood pooled together in a manual process, and we submitted a CE Mark application for marketing approval in Europe in December 2000. We are conducting a 20-patient ancillary clinical trial in Europe to qualify the commercial configuration of the system. We must complete this trial before the system can receive marketing approval in Europe. We are also conducting a 40-patient ancillary clinical trial in Europe to extend qualification of the system to platelets collected by our development and marketing partner, Baxter Healthcare Corporation’s, apheresis collection system, which is a system to collect platelets from a single donor using an automated collection machine. We completed our U.S. Phase III clinical trial of the INTERCEPT Platelet System in March 2001, but we have not yet completed submission of our pre-market approval application with the FDA. We have completed Phase IIIa and Phase IIIb clinical trials of the INTERCEPT Plasma System in the United States and are conducting a Phase IIIc clinical trial. We have completed a Phase Ic clinical trial of the INTERCEPT Red Blood Cell System in the United States and obtained concurrence from the FDA to proceed into Phase III clinical trials. Our allogeneic cellular immune therapy (referred to as ACIT) program, designed to improve the outcome of bone marrow transplantation procedures through use of T-cells treated with the Helinx technology, is in Phase I clinical trials in the United States. Last, our source plasma pathogen inactivation system and Epstein-Barr Virus cellular vaccine program are in pre-clinical development. We will have to conduct significant additional research and pre-clinical (animal) and clinical (human) testing before we can file applications for product approval with the FDA and foreign regulatory agencies. Clinical trials in particular are expensive and have a high risk of failure. In addition, to compete effectively, our products must be easy to use, cost-effective and economical to manufacture on a commercial scale. Any of our product candidates may fail in the testing phase or may not attain market acceptance, which could prevent us from achieving profitability.

It may take us several years to complete our clinical testing, and failure can occur at any stage of testing. We cannot rely on interim results of trials to necessarily predict their final results, and acceptable results in early trials might not be repeated in later trials. Any trial may fail to produce results satisfactory to the FDA or foreign regulatory authorities. Pre-clinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results from a pre-clinical study or clinical trial or adverse medical events during a clinical trial could cause a pre-clinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to a program are successful.

We may fail to complete our clinical trials on time or be unable to complete them at all.

Some of our clinical trials involve patient groups with rare medical conditions, which has in the past made, and may continue to make, it difficult to identify and enroll a sufficient number of patients to complete the trials on time. Our product development costs will increase if we have additional delays in testing or approvals. Significant clinical trial delays could allow competitors to bring products to market before we do and impair our ability to commercialize our products.

We are using prototype components in our clinical trials and have not completed their commercial design.

The system disposables and ultraviolet light sources we use in our clinical trials are only prototypes of those to be used in the final products. As a result, we plan to perform studies, both pre-clinical and clinical, to demonstrate the equivalence of the prototype and the commercial design. However, regulatory agencies may require us to perform additional studies, both pre-clinical and clinical, using the commercial versions of the systems, which may increase our expenses and delay the commercialization of our products. If we fail to develop commercial versions of the systems on schedule, our competitors may be able to bring products to market before we do, which would delay or diminish our potential revenue.

Because our product candidates have not been manufactured on a commercial scale, we face manufacturing uncertainties that could limit their commercialization.

Our product candidates, and many of their components, have never been manufactured on a commercial scale. We intend to use third-party manufacturers to produce commercial quantities of the chemical compounds to be used in our products to inactivate viruses, bacteria and other pathogens. These inactivation compounds have never been produced in commercial quantities, and we currently do not have any third-party manufacturing agreements in place for their commercial production. Any commercial manufacturers will need to develop new methods and processes to manufacture these compounds on a commercial scale and demonstrate to us, the FDA and foreign regulatory authorities that their commercial scale manufacturing processes comply with government regulations. It may be difficult or impossible to economically manufacture our products on a commercial scale.

Baxter Healthcare Corporation is responsible for manufacturing and assembling our pathogen inactivation systems. Baxter intends to rely on third parties to manufacture and assemble system components, many of which are customized and have not been manufactured on a commercial scale. Baxter has not produced the pathogen inactivation systems in commercial quantities and may not be able to manufacture and assemble them on an economical basis.

If our third-party manufacturers fail to produce our compounds and other product components satisfactorily and in sufficient quantities, we may incur delays, shortfalls and additional expenses.

A limited number of suppliers manufacture our inactivation compounds for our use in product development, including clinical trials. Of these manufacturers, we currently have contracted with one manufacturer to provide enough S-59, the inactivation compound we use in our platelet and fresh frozen plasma systems, to meet our anticipated clinical trial and product development requirements, and we have contracted with one manufacturer to produce an intermediate compound, S-301, which is used by another manufacturer which is producing S-303, the inactivation compound we use in our red blood cell systems. If any of these manufacturers cannot produce our compounds in the required quantities or to the required standards, we may face delays and shortfalls before we are able to identify alternate or additional manufacturers to meet these requirements. While alternative suppliers for the inactivation compounds exist, any new manufacturer will have to prove both to us and to the FDA and foreign regulatory authorities that its manufacturing process complies with government regulations. Identifying and qualifying such new suppliers could be an expensive and time-consuming process.

Baxter has advised us that it intends to purchase certain key components of the pathogen inactivation systems from a limited number of suppliers. While we believe there are alternative suppliers for these components, it would be expensive and time-consuming to establish additional or replacement suppliers for these components. If Baxter were unable to find adequate suppliers for these components, we may be required to redesign the systems, which could lead to additional testing and clinical trials. If we were required to redesign the products, our development costs would increase, and our programs could be delayed significantly.

Our products may not achieve acceptance in or be rapidly adopted by the health care community.

Even if our product candidates receive regulatory approval for commercial sale, physicians, patients and healthcare payors may not believe that the benefits of using our systems justify their additional cost, because the blood supply has become safer or for other reasons. We believe that our ability to successfully commercialize products will depend in part on the availability of adequate reimbursement for product costs and related treatment of blood components from governmental authorities and private health care insurers (including health maintenance organizations), which are increasingly attempting to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new tests and treatments. In addition, our products may not inactivate all known pathogens, and the inability of our systems to inactivate certain pathogens may inhibit their acceptance. In addition, for logistical and financial reasons, the transfusion industry has not always integrated new technologies into their processes, even those with the potential to improve the safety of the blood supply. If our products fail to achieve market acceptance, we may never become profitable.

We will need to develop and test additional configurations of our platelet pathogen inactivation system to address the entire market.

To date, we have focused almost entirely on developing our systems to inactivate viruses, bacteria and other pathogens in platelets in the United States to treat apheresis platelets collected on Baxter’s automated collection platform. Apheresis platelets are platelets that are collected from a single donor using an automated collection machine. Platelets prepared from several units of whole blood pooled together in a manual process are known as random donor platelets. Currently, we estimate that the majority of platelets used in the United States are collected by apheresis, with the remainder prepared from pooled random donor platelets. Blood centers in the United States preparing random donor platelets may be reluctant to switch to apheresis collection, and the FDA may require us to make our systems to inactivate viruses, bacteria and other pathogens in platelets compatible with random donor platelets. In order to develop a platelet pathogen inactivation system compatible with random donor platelets, we will need to perform additional product development and testing, including clinical trials. These development activities would increase our costs significantly, and may not be successful. In addition, FDA regulations limit the time from pooling to transfusion to four hours to minimize the proliferation of bacterial contamination in the pooled product. As a result, most pooling occurs in hospitals. Our platelet system is designed for use in blood centers, not at hospitals, and is intended to permit storage and transfusion of treated platelets for up to five days after pooling. The FDA’s time limit between pooling and transfusion currently precludes the use of our system with pooled random donor platelets. Although our system is designed to reduce the risk of bacterial contamination, we cannot predict whether the FDA would remove this process time constraint to allow our system to be used with pooled random donor platelets, and we have not yet made a formal request for them to do so.

Baxter is one of three primary manufacturers of equipment for the collection of apheresis platelets. The equipment, design and materials used to collect the platelets vary from manufacturer to manufacturer. We have conducted our pre-clinical and clinical studies in the United States for apheresis platelets collected using only Baxter’s equipment and materials. As a result, market acceptance of our platelet system for apheresis platelets will depend on market acceptance of Baxter’s collection equipment. Blood centers using other equipment may be reluctant to replace their existing equipment, and the regulatory agencies may require us to make our systems compatible with other equipment. If we are required to develop platelet pathogen inactivation systems compatible with other manufacturers’ equipment, or if we decide to address this broader market, we will need to perform additional product development and testing, including clinical trials. These development activities would increase our costs significantly, and may not be successful.

In Europe, platelets also are typically prepared from several units of whole blood using a semi-automated process known as the buffy coat process. We are conducting our pre-clinical and clinical studies for platelets prepared by the buffy coat process using only Baxter’s platelet collection and pooling materials. As a result, market acceptance in Europe of our platelet system for platelets prepared by the buffy coat process will depend on market acceptance of Baxter’s platelet collection and pooling sets or on our ability to develop products compatible with other manufacturers’ platelet collection and pooling sets. We are conducting a clinical trial of our pathogen inactivation system for apheresis platelets in Europe using largely Baxter’s equipment and materials. As a result, market acceptance of our platelet system for apheresis platelets in Europe will depend on market acceptance of Baxter’s collection equipment.

If we receive regulatory approval for our products, a small number of customers will determine market acceptance of our pathogen inactivation systems.

The market for our pathogen inactivation systems is dominated by a small number of blood collection centers. In the United States, the American Red Cross collects and distributes approximately 50% of the nation’s supply of blood and blood components. Other major United States blood centers include the New York Blood Center and United Blood Services, each of which distributes approximately 6% of the nation’s supply of blood and blood components. In Western Europe and Japan, various national blood transfusion services or Red Cross organizations collect, store and distribute virtually all of their respective nations’ blood and blood components supply. Even if our products receive regulatory approval to be commercialized and marketed, due to the intense market concentration, failure to properly market, price or sell our products to any of these large customers could significantly diminish potential product revenue.

We rely heavily on Baxter for development funding, manufacturing, marketing and sales.

We have two development and commercialization agreements with Baxter for our systems to inactivate viruses, bacteria and other pathogens in each of the three commonly transfused blood components: platelets, fresh frozen plasma and red blood cells, and we rely on Baxter for significant financial and technical contributions to these programs. Since the beginning of our relationship with Baxter in 1993 through September 30, 2001, we have received $46.7 million in equity investments from Baxter and $25.9 million from the Baxter International Inc. and Subsidiaries Pension Trust, and we have recognized $24.9 million in revenue from Baxter. Our ability to develop, manufacture and market these products successfully depends significantly on Baxter’s performance under these agreements.

•	Baxter can terminate our agreements or fail to perform. Baxter can terminate the agreements without cause under certain circumstances. A development program under the agreements may be terminated by either party on 90 days’ notice in the case of the platelet program, or 270 days’ written notice in the case of the fresh frozen plasma or red blood cell program. If Baxter terminates the agreements or fails to provide adequate funding to support the product development efforts, we will need to obtain additional funding from other sources and will be required to devote additional resources to the development of our products. We cannot assure you that we would be able to find a suitable substitute partner in a timely manner, on reasonable terms or at all. If we fail to find a suitable partner, our research, development or commercialization of certain planned products would be delayed significantly which would cause us to incur additional expenditures.

•	We rely on Baxter for manufacturing and supplying components of our pathogen inactivation systems. Under the terms of our agreements, Baxter is responsible for manufacturing or supplying the disposable units, such as blood storage containers and related tubing, as well as any device associated with the inactivation processes. If these agreements were terminated or if Baxter otherwise failed to deliver an adequate supply of components, we would be required to identify other third-party component manufacturers. We cannot assure you that we would be able to identify such manufacturers on a timely basis or enter into contracts with such manufacturers on reasonable terms, if at all. Any delay in the availability of devices or disposables from Baxter could delay the submission of INTERCEPT Blood Systems for regulatory approval or the market introduction and subsequent sales of such systems. Moreover, the inclusion of components manufactured by others could require us to seek new approvals from government regulatory authorities, which could result in delays in product delivery. There can be no assurance that we would receive any such required regulatory approvals.

•	We rely on Baxter for the marketing, sales and distribution of our pathogen inactivation systems. We do not have and currently do not plan to develop our own marketing and sales organization. Instead, we plan to rely on Baxter to market and sell the pathogen inactivation systems. If our joint development agreements with Baxter are terminated or if Baxter is unable to market the products successfully, we will be required to find another marketing, sales and distribution partner or develop these capabilities ourselves. We may not be able to find a suitable partner on favorable terms or on a timely basis, if at all. Developing marketing, sales and distribution capabilities ourselves would delay commercialization of our pathogen inactivation systems and increase our costs.

•	We share control over management decisions. Baxter and we share responsibility for managing the development programs for the pathogen inactivation systems. Management decisions are made by a management board that has equal representation from both Baxter and us. Our interests and Baxter’s may not always be aligned. Disagreements with Baxter may be time-consuming to resolve, and cause significant delays in the development of our products. If we disagree with Baxter on program direction, a neutral party will make the decision. The neutral party may not decide in our best interest. Under the agreements, Baxter may independently develop a pathogen inactivation system for fresh frozen plasma using a pre-existing technology. Such an effort by Baxter could create conflicts in our joint program for the development of a pathogen inactivation system for fresh frozen plasma.

Our products are subject to extensive regulation by domestic and foreign governments.

Our products under development, and anticipated future products, are subject to extensive and rigorous regulation by United States local, state and federal regulatory authorities and by foreign regulatory bodies. These regulations are wide-ranging and govern, among other things:

•	product development;

•	product testing;

•	product manufacturing;

•	product labeling;

•	product storage;

•	product premarket clearance or approval;

•	product sales and distribution;

•	product use standards and documentation; and

•	product advertising and promotion.

The FDA and other agencies in the United States and in foreign countries impose substantial requirements upon the manufacturing and marketing of products such as those we are developing. The process of obtaining FDA and other required regulatory approvals is long, expensive and uncertain. The time required for regulatory approvals is uncertain and the process typically takes a number of years, depending on the type, complexity and novelty of the product. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses, or we may not be successful at all.

Even if our product candidates receive approval for commercial sale, their marketing and manufacturing will be subject to continuing FDA and other regulatory requirements, such as requirements to comply with good manufacturing practices. The failure to comply with these requirements could result in enforcement action, which could harm our business. Later discovery of problems with a product, manufacturer or facility may result in additional restrictions on the product or manufacturer, including withdrawal of the product from the market. Regulatory authorities may also require post-marketing testing, which can involve significant expense. The government may impose new regulations, which could further delay or preclude regulatory approval of our potential products. We cannot predict the impact of adverse governmental regulation, which might arise from future legislative or administrative action.

Distribution of our products outside the United States also is subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary by country. Failure to obtain necessary regulatory approvals or any other failure to comply with regulatory requirements could result in reduced revenue and earnings.

To support our requests for regulatory approval to market our product candidates, we intend to conduct various types of studies including:

•	toxicology studies to evaluate product safety;

•	laboratory and animal studies to evaluate product effectiveness; and

•	human clinical trials to evaluate the safety, tolerability and effectiveness of treated blood components.

We have conducted many toxicology studies to demonstrate our product candidates’ safety, and we plan to conduct additional toxicology studies throughout the product development process. At any time, the FDA and other regulatory authorities may require further toxicology or other studies to further demonstrate our products’ safety, which could delay commercialization. We believe the FDA and other regulatory authorities are likely to weigh the potential risks of using our pathogen inactivation products against the incremental benefits, which may be less compelling in light of improved safety in the blood supply. In addition, our clinical development plan assumes that we will not be required to perform human clinical studies to demonstrate our systems’ ability to inactivate pathogens. Although we have discussed this plan with the FDA and other regulatory authorities, they may find it unacceptable at any time and may require human clinical trials to demonstrate efficacy in inactivating pathogens. Trials of this type may be too large and expensive to be practical.

Regulatory agencies may limit the uses, or indications, for which any of our products is approved. For example, we believe that we will be able to claim the inactivation of particular pathogens only to the extent we have laboratory or animal data to support such claims. After regulatory approval for the initial indications, further laboratory or clinical studies may be necessary to gain approval for the use of the product for additional indications.

In addition to the regulatory requirements applicable to us and our products, there are regulatory requirements applicable to our prospective customers, the blood centers that process and distribute blood and blood products. Blood centers and others will likely be required to obtain approved license supplements from the FDA before using products processed with our pathogen inactivation systems. This requirement or FDA delays in approving these supplements may deter some blood centers from using our products. Blood centers that do submit supplements may face disapproval or delays in approval that could provide further delay or deter them from using our products. The regulatory impact on potential customers could slow or limit the potential sales of our products.

We have only a limited operating history, and we expect to continue to generate losses.

We may never achieve a profitable level of operations. To date, we have engaged primarily in research and development. Our development and general and administrative expenses have resulted in substantial losses each year since our inception, including net losses of approximately $29.6 million in 1998, $22.6 million in 1999 and $36.0 million in 2000. As of September 30, 2001, we had an accumulated deficit of approximately $159.6 million. All of our products are in the research and development stage, and we have not received any revenue from product sales. We have received all of our revenue from our agreements with Baxter, Kirin and the Consortium for Plasma Science and from federal research grants and cooperative agreements. We will be required to conduct significant research, development, clinical testing and regulatory compliance activities for each of these products. We expect our losses to continue at least until our product candidates are commercialized and achieve significant market acceptance.

If we fail to obtain the capital necessary to fund our future operations, we will not be able to develop product candidates in our pipeline.

Our product development programs are capital-intensive. We expect to continue to spend substantial funds for our operations for the foreseeable future. We believe that our existing capital resources, together with anticipated payments from Baxter, the Consortium, Kirin and the United States government and projected interest income, will support our current and planned operations for at least the next 24 months. Our cash, liquidity and capital requirements will depend on many factors, including additional research and development needs, product testing results, regulatory requirements, competitive pressures and technological advances and setbacks.

We may require substantial additional funds for our long-term product development, marketing programs and operating expenses. We do not know if we will be able to raise additional funds on acceptable terms. If we raise additional funds by issuing equity securities, our existing stockholders may experience substantial dilution.

If our competitors develop and market products that are more effective than our product candidates, our commercial opportunity will be reduced or eliminated.

We expect our products to encounter significant competition. Our products may compete with other approaches to blood safety and improving the outcome of stem cell transplantation currently in use, as well as with future products developed by biotechnology and pharmaceutical companies, hospital supply companies, national and regional blood centers and governmental organizations and agencies. Our success will depend in part on our ability to respond quickly to medical and technological changes through the development and introduction of new products. Product development is risky and uncertain, and we cannot assure you that we will develop our products successfully. Competitors’ products or technologies may make our products obsolete or non-competitive before we are able to generate any significant revenue. Many of our competitors or potential competitors have substantially greater financial and other resources than we have. They may also have greater experience in pre-clinical testing, human clinical trials and other regulatory approval procedures. Our ability to compete successfully will depend, in part, on our ability to:

•	attract and retain skilled scientific personnel;

•	develop technologically superior products;

•	develop lower cost products;

•	obtain patent or other proprietary protection for our products and technologies;

•	obtain required regulatory approvals for our products;

•	be early entrants to the market; and

•	manufacture, market and sell our products, independently or through collaborations.

Several companies are developing technologies that are, or in the future may be, the basis for products that will directly compete with or reduce the market for our pathogen inactivation systems. A number of companies are specifically focusing on alternative strategies for pathogen inactivation in various blood components. Precision Pharma Service, Inc. has FDA approval to market solvent-detergent treated fresh frozen plasma in the United States. If the treatment of fresh frozen plasma by solvent-detergent becomes a widespread practice, which has not happened to date, it could impair our ability to market our fresh frozen plasma pathogen inactivation system in the United States. In Europe, several companies, including Grifols, Octapharma AG and Maco Pharma International GmbH, are developing or have developed commercial systems to treat fresh frozen plasma.

Other groups are developing synthetic blood product substitutes and products to stimulate the growth of platelets. Development of any of these technologies could impair the potential market for our products.

We may not be able to protect our intellectual property or operate our business without infringing intellectual property rights of others.

Our commercial success will depend, in part, on obtaining and maintaining patent protection on our products and successfully defending our products against third party challenges. Our technology will be protected from unauthorized use by others only to the extent that it is covered by valid and enforceable patents or effectively maintained as trade secrets. As a result, our success depends in part on our ability to:

•	obtain patents;

•	protect trade secrets;

•	operate without infringing upon the proprietary rights of others; and

•	prevent others from infringing on our proprietary rights.

As of September 30, 2001, we owned 55 issued or allowed United States patents and 55 issued or allowed foreign patents. Our patents expire at various dates between 2003 and 2018. In addition, we have 19 pending United States patent applications and have filed 15 corresponding patent applications under the Patent Cooperation Treaty, which are currently pending in Europe, Japan, Australia and Canada, and of which six are also pending in China. In addition, we are a licensee under a license agreement with Miles, Inc. and Diamond Scientific Corporation with respect to two United States patents covering inventions pertaining to psoralen-based photochemical decontamination treatment of whole blood or blood components and four United States patents relating to vaccines, as well as related foreign patents. We are also a licensee under a license agreement with Emory University with respect to two United States patents covering inventions related to our ACIT program. The license provides for us to make certain future milestone payments to Emory as well as royalties on any sales of products using the licensed technology. We cannot be certain that our patents or patents that we license from others will be enforceable and afford protection against competitors. Our patents or patent applications, if issued, may be challenged, invalidated or circumvented. Our patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technologies. Others may independently develop technologies similar to ours or independently duplicate our technologies. For example, a patent has recently issued to a third party covering methods to remove psoralen compounds from blood products. We have reviewed the patent and believe our work predates the invention disclosed in that patent. We are continuing to review that patent and will make a determination as to whether any action is necessary. Due to the extensive time required for development, testing and regulatory review of our potential products, our patents may expire or remain in existence for only a short period following commercialization. This would reduce or eliminate any advantage of the patents.

We cannot be certain that we were the first to make the inventions covered by each of our issued patents or pending patent applications or that we were the first to file patent applications for such inventions. We may need to license the right to use third-party patents and intellectual property to continue development and commercialization of our products. We may not be able to acquire such required licenses on acceptable terms, if at all. If we do not obtain such licenses, we may need to design around other parties’ patents or we may not be able to proceed with the development, manufacture or sale of our products.

We may face litigation to defend against claims of infringement, assert claims of infringement, enforce our patents, protect our trade secrets or know-how, or determine the scope and validity of others’ proprietary rights. Patent litigation is costly. In addition, we may require interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions relating to our patent applications. Litigation or interference proceedings could be expensive and time consuming, and we could be unsuccessful in our efforts to enforce our intellectual property rights.

We may rely, in certain circumstances, on trade secrets to protect our technology. However, trade secrets are difficult to protect. We protect our proprietary technology and processes, in part, by confidentiality agreements with employees and certain contractors. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others, disputes may also arise as to the rights in related or resulting know-how and inventions.

We may be liable if our products harm people.

We are exposed to potential liability risks inherent in the testing and marketing of medical devices and products. We may be liable if any of our products causes injury, illness or death. We intend to obtain product liability insurance before the commercial introduction of any product, but do not know whether we will be able to obtain and maintain such insurance on acceptable terms. Any insurance we obtain may not provide adequate coverage against potential liabilities. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products.

We may be liable if hazardous materials used in the development of our products harm the environment, our employees or other people.

Our research and development activities involve the controlled use of hazardous materials, including certain hazardous chemicals, radioactive materials and infectious pathogens such as HIV and hepatitis. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with regulatory requirements, we cannot eliminate the risk of accidental contamination or injury. If an accident occurs, we could be held liable for any damages that result.

The market price of our stock may be highly volatile.

The market prices for our securities and those of other emerging medical device and biotechnology companies have been, and may continue to be, volatile. For example, during the period from January 1, 1999 to September 30, 2001, the closing sale price of our common stock as quoted on the Nasdaq National Market fluctuated from a low of $15.44 to a high of $80.50. Announcements may have a significant impact on the market price of our common stock. Such announcements may include:

•	biological or medical discoveries;

•	technological innovations or new commercial services by us or our competitors;

•	developments concerning proprietary rights, including patents and litigation matters;

•	regulatory developments in both the United States and foreign countries;

•	public concern as to the safety of new technologies;

•	general market conditions;

•	comments made by analysts, including changes in analysts’ estimates of our financial performance; and

•	quarterly fluctuations in our revenue and financial results.

The stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging biotechnology and medical device companies, and which have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company’s stock, securities class action litigation has occurred against the issuing company. Such litigation could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our revenue and earnings. Any adverse determination in such litigation could also subject us to significant liabilities.

The securities we are offering may not develop an active public market, which could depress the resale price of the securities.

The securities we are offering, other than our common stock, will be new issues of securities for which there is currently no trading market. We cannot predict whether an active trading market for the securities will develop or be sustained. If an active trading market were to develop, the securities could trade at prices that may be lower than the initial offering price of the securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by the forward-looking statements. Words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “should,” “estimate,” “predict,” “potential,” “continue,” or the negative of such terms or other similar expressions, identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and in the documents incorporated by reference. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we currently intend to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, including research and development, capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. Pending such uses, we may invest the net proceeds in interest bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges. Earnings consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges. Fixed charges consist of interest expense and capitalized interest.

	Fiscal Year Ended December 31,					Nine Months Ended September 30, 2001
	1996	1997	1998	1999	2000
Ratio of earnings to fixed charges (1)	—	—	—	—	—	—

(1)	Earnings for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and for the nine months ended September 30, 2001 were insufficient to cover fixed charges by $10,207,000, $14,664,000, $29,558,000, $22,628,000, $36,033,000 and $35,766,000, respectively. For this reason, no ratios are provided.

DESCRIPTION OF DEBT SECURITIES

Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. The form for each type of indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

The prospectus supplement will describe the particular terms of any debt securities we may offer. The following is a summary of the material provisions of the debt securities and the indentures. For further information about the indentures and the debt securities, you should read the indentures and the description of the debt securities included in the prospectus supplement.

General

The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A summary description of the subordination provisions is provided below under the caption “Terms of the Subordinated Debt Securities—Subordination”. In general, however, if we declare bankruptcy, the senior debt securities will be paid in full before the subordinated debt securities will receive anything.

You should look in the prospectus supplement for the following terms of the debt securities being offered:

•	the debt securities’ designation;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount (the price) at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•	the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the names and duties of any co-trustees, depositories, authorizing agents, transfer agents or registrars for any series;

•	information describing any book-entry features;

•	authorized denominations, if other than $1,000 and integral multiples of $1,000;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

•	the form of the debt securities;

•	any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

•	the terms and conditions, if any, upon which we may have to repay the debt securities early at your option and the price or prices in the currency or currency unit in which the debt securities are payable;

•	the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts;

•	the terms and conditions, if any, pursuant to which the debt securities may be converted or exchanged for the cash value of other securities issued by us or by a third party; and

•	any other terms of the debt securities, including any additional events of default or covenants provided for with respect to the debt securities, and any terms that may be required by or advisable under applicable laws or regulations.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

Terms of the Senior Debt Securities

Covenants

Financial Information. We will file with the trustee, within 15 days after we are required to file the same under the Securities Exchange Act of 1934, copies of the annual reports and the information, documents and other reports to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. We intend to file all such reports, information and documents with the SEC, whether or not required by Section 13 or 15(d), and will send copies to the trustee within such 15 day period.

Consolidation, Merger and Sale of Assets. We may not consolidate with, merge with or into, or sell, convey, transfer, lease, or otherwise dispose of all or substantially all of our property and assets as an entirety or substantially an entirety in one transaction or a series of related transactions to any person (other than a consolidation with or merger with or into or a sale, conveyance, transfer, lease or other disposition to a wholly-owned subsidiary with a positive net worth; provided that, in connection with any merger of us and a wholly-owned subsidiary, no consideration other than common stock in the surviving person or our common stock shall be issued or distributed to our stockholders) or permit any person to merge with or into us unless:

•	we are the continuing person or the person formed by such consolidation or into which we are merged or that acquired or leased our property and assets shall be a corporation or limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations on all of the debt securities and under the indenture;

•	immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

•	we deliver to the trustee an officers’ certificate and opinion of counsel, in each case stating that such consolidation, merger, or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture and the debt securities relating to such transaction have been complied with; provided, however, that the foregoing limitations will not apply if, in the good faith determination of our board of directors, whose determination must be set forth in a board resolution, the principal purpose of such transaction is to change our state of incorporation; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

If the debt securities are convertible for our other securities or other entities, the person with whom we consolidate, merge or sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default

An event of default for a series of senior debt securities is defined under the senior indenture as being:

•	our default in the payment of principal or premium on the senior debt securities of such series when due and payable whether at maturity, upon acceleration, redemption, or otherwise;

•	our default in the payment of interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days;

•	we default in the performance of or we breach any of our other covenants or agreements in the senior indenture applicable to all the senior debt securities or applicable to senior debt securities of such series and that default or breach continues for a period of 90 consecutive days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series then outstanding;

•	a court having jurisdiction enters a decree or order for:

•	relief in respect of us in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect;

•	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of us or for all or substantially all of our property and assets; or

•	the winding up or liquidation of our affairs, and in each case, such decree or order shall remain unstayed and in effect for a period of 180 consecutive days; or

•	we:

•	commence a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law;

•	consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of ours or for all or substantially all of our property and assets; or

•	effect any general assignment for the benefit of creditors.

If an event of default, other than an event of default specified in the last two bullet points above, occurs with respect to an issue of senior debt securities and is continuing under the indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such senior debt securities of any affected series then outstanding under the indenture by written notice to us and to the trustee, if such notice is given by such holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such affected series of senior debt securities to be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

If the event of default occurs because we defaulted on some of our other indebtedness or because the indebtedness becomes accelerated, the trustee or the holders of at least 25% of the aggregate principal amount of the senior debt securities outstanding under the indenture, voting as one class, can accelerate all of the debt securities outstanding under the indenture. If an event of default specified in the last two bullet points above occurs with respect to us, the principal amount of and accrued interest, if any, on each issue of senior debt securities then outstanding shall be and become immediately due and payable without any notice or other action on the part of the trustee or any holder. Upon certain conditions such declarations may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of an affected series of senior debt securities that has been accelerated. Furthermore, subject to various provisions in the senior indenture, the holders of at least a majority in aggregate principal amount of all the then outstanding senior debt securities of all affected series, each such series voting as a separate class, by notice to the trustee, may waive an existing default or event of default with respect to such series of senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holders of each such senior debt securities. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of an affected series of senior debt securities outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such affected series of senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such issue of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such issue of senior debt securities. A holder may not pursue any remedy with respect to the indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities then outstanding make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability, or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a debt security to receive payment of the principal of or interest, if any, on such senior debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture will require certain of our officers to certify, on or before a date not more than 120 days after the end of each fiscal year, as to their knowledge of our compliance with all conditions and covenants under the indenture, such compliance to be determined without regard to any period of grace or requirement of notice provided under the indenture.

Discharge and Defeasance

The senior indenture provides that, except as otherwise provided in this paragraph, we may discharge our obligations with respect to an issue of senior debt securities and the indenture with respect to such series of senior debt securities:

•	if all senior debt securities of such series previously authenticated and delivered with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by it under the indenture; or

•	if

•	the senior debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption;

•	we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the senior debt securities of such series, for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay principal of and interest on the senior debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the senior indenture; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture with respect to the senior debt securities of such series have been complied with.

With respect to the first bullet point, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee under the indenture shall survive. With respect to the second bullet point, only our obligations with respect to the issue of defeased senior debt securities to execute and deliver such senior debt securities for authentication, to set the terms of such senior debt securities, to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such senior debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee shall survive until such senior debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

The senior indenture also provides that, except as otherwise provided in this paragraph, we:

•	will be deemed to have paid and will be discharged from any and all obligations in respect of a series of senior debt securities, and the provisions of the senior indenture will no longer be in effect with respect to such senior debt securities (“legal defeasance”); and

•	may omit to comply with any term, provision or condition of the senior indenture described above under “Certain Covenants” and such omission shall be deemed not to be an event of default under the third clause of the first paragraph of “Events of Default” with respect to such series of senior debt securities (“covenant defeasance”);

provided that the following conditions shall have been satisfied:

•	we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the senior debt securities of such series, for payment of the principal of and interest on the senior debt securities of such series, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the senior debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

•	such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no default or event of default with respect to the senior debt securities of such series shall have occurred and be continuing on the date of such deposit;

•	we shall have delivered to the trustee an opinion of counsel that the holders of the senior debt securities of such series then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of our exercising our option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (which opinion, in the case of a legal defeasance, shall be based upon a change in law) or a ruling directed to the trustee received from or a ruling published by the Internal Revenue Service to the same effect; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance contemplated of the senior debt securities of such series have been complied with.

Subsequent to legal defeasance under the first bullet point above, our obligations with respect to the issue of defeased senior debt securities to execute and deliver such senior debt securities for authentication, to set the terms of such senior debt securities, to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and its right to recover excess money held by the trustee shall survive until such senior debt securities are no longer outstanding. After such senior debt securities are no longer outstanding, in the case of legal defeasance under the first bullet point above, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee shall survive.

Modification and Waiver

We and the trustee may amend or supplement the senior indenture or the senior debt securities without notice to or the consent of any holder:

•	to cure any ambiguity, defect, or inconsistency in the senior indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders in any material respect;

•	to comply with the provisions described under “Covenants—Consolidation, Merger and Sale of Assets”;

•	to comply with any requirements of the SEC in connection with the qualification of the senior indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to provide for uncertificated senior debt securities and to make all appropriate changes for such purpose;

•	to make any change that does not adversely affect the rights of any holder;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to make any change so long as no senior debt securities are outstanding.

Subject to certain conditions, without prior notice to any holder of an issue of senior debt securities, modifications and amendments of the senior indenture may be made by us and the trustee with the written consent of the holders of a majority in principal amount of such series of senior debt securities, and compliance by us with any provision of the indenture with respect to such series of senior debt securities may be waived by written notice to the trustee by the holders of a majority in principal amount of such series of senior debt securities outstanding; provided, however, that each affected holder must consent to any modification, amendment or waiver that,

•	changes the stated maturity of the principal of, or any installment of interest on, any senior debt securities of such series;

•	reduces the principal amount of, or premium, if any, or interest on, any senior debt securities of such series;

•	changes the place or currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;

•	changes the provisions for calculating the optional redemption price, including the definitions relating thereto;

•	changes the provisions relating to the waiver of past defaults or change or impair the right of holders to receive payment or to institute suit for the enforcement of any payment of any senior debt securities of such series on or after the due date therefor;

•	reduces the above-stated percentage of outstanding senior debt securities of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the indenture;

•	alters or impairs the right to convert the senior debt security at the rate and upon the terms provided in the indenture;

•	waives a default in the payment of principal of or interest on the senior debt securities;

•	adversely affects the rights of such holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such holder; or

•	modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived with the consent of the holder of each senior debt security of such series affected by the modification.

It shall not be necessary for the consent of the holders under this section of the indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement, or waiver under this section of the indenture becomes effective, we must give to the holders affected thereby a notice briefly describing the amendment, supplement, or waiver. We will mail supplemental indentures to holders upon request. Any failure by us to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

With respect to any issue of senior debt securities, neither we nor any of our subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, or otherwise, to any holder of any such senior debt securities for or as an inducement to any consent, waiver, or amendment of any of the terms or provisions of such series of senior debt securities or the indenture with respect to such series of senior debt securities unless such consideration is offered to be paid or agreed to be paid to all holders of such senior debt securities of such series that consent, waive, or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver, or agreement.

No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees

The senior indenture provides that no recourse shall be had under or upon any of our obligations, covenants or agreements in the indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers, directors or employees or any of their successor persons under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee

The senior indenture provides that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

The Trustees

We may have normal banking relationships with the trustees under the indentures in the ordinary course of business.

Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination, or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical, in all material respects, to the terms of the senior indenture and senior debt securities.

Subordination

The payment of the principal of, premium, if any, interest on and all other amounts payable under the subordinated debt securities is subordinated, to the extent provided in the indenture, to the prior payment in full of all senior indebtedness (as defined in the indenture and described below). This subordination will not prevent the occurrence of any event of default. The subordinated debt securities are also structurally subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon any distribution of our assets upon any dissolution, winding up, bankruptcy, insolvency, liquidation, reorganization, receivership or similar proceeding relating to us or our property, an assignment for the benefit of creditors or any marshaling of our assets or liabilities, the holders of senior indebtedness will be entitled to receive payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all obligations due in respect of the senior indebtedness before the holders of the subordinated debt securities will be entitled to receive any payment of the principal, premium, if any, interest on, or any other amounts payable in respect of the subordinated debt securities. Until all obligations with respect to senior indebtedness are paid in full in cash or other payment is made satisfactory to the holders of senior indebtedness, any payment on the subordinated debt securities to which the holders of subordinated debt securities would be entitled shall be made to the holders of senior indebtedness. By reason of the subordination, in the event of our dissolution, winding up, bankruptcy, insolvency, liquidation, reorganization, receivership or similar proceeding relating to us or our property, an assignment for the benefit of creditors or any marshaling of our assets or liabilities, holders of senior indebtedness may receive more, ratably, and the holders of subordinated debt securities may receive less, ratably, than our other creditors.

In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all obligations in respect of the senior indebtedness before the holders of the subordinated debt securities would be entitled to receive any payment or distribution. The indenture will require that we promptly notify holders of senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

We also may not make any payment upon or in respect of the subordinated debt securities, including upon redemption, if:

•	a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of senior indebtedness occurs and is continuing beyond any applicable period of grace, or payment default, or

•	any other default occurs and is continuing with respect to designated senior indebtedness (as defined in the indenture and described below) that permits holders of the designated senior indebtedness as to which the default relates to accelerate its maturity, and the trustee receives a notice of that default (a “payment blockage notice”), from us or other person permitted to give this notice under the indenture, or non-payment default.

Payments on the subordinated debt securities may and shall be resumed (a) in case of a payment default, upon the date on which the payment default is cured or waived or ceases to exist and (b) in case of a non-payment default, the earlier of the date on which the nonpayment default is cured, waived or ceases to exist or 179 days after the date on which the applicable payment blockage notice is received, if the majority of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its rights to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease. No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, premium, if any, and interest on the subordinated debt securities that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or shall be made, the basis for a subsequent payment blockage notice.

If, notwithstanding the foregoing, the trustee or any holder of the subordinated debt securities receives any payment or distribution of our assets of any kind in contravention of any of the subordination provisions of the indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the subordinated debt securities before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then that payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness of their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all senior indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of senior indebtedness.

The term “designated senior indebtedness” is defined in the indenture to mean our obligations under any senior indebtedness with respect to which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party) expressly provides that the senior indebtedness shall be “designated senior indebtedness” for purposes of the indenture; provided that the instrument, agreement or other document may place limitations and conditions on the right of that senior indebtedness to exercise the rights of designated senior indebtedness. If any payment made to any holder of any designated senior indebtedness or its representative with respect to such designated senior indebtedness is rescinded or must otherwise be returned by such holder or representative upon the insolvency, bankruptcy or reorganization of us or otherwise, our reinstated indebtedness arising as a result of such rescission or return shall constitute designated senior indebtedness effective as of the date of such rescission or return.

The term “indebtedness” is defined in the indenture to mean, with respect to any person (as defined in the indenture), and without duplication:

(a) all indebtedness, obligations and other liabilities (contingent or otherwise) of that person for borrowed money (including obligations of that person in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of that person or to only a portion thereof), other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(b) all reimbursement obligations and other liabilities (contingent or otherwise) of that person with respect to letters of credit, bank guaranties or bankers’ acceptances;

(c) all obligations and liabilities (contingent or otherwise) in respect of leases of that person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of that person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) entered into for financing purposes in connection with the lease of real property or improvements which provides that that person is contractually obligated to purchase or cause a third party to purchase the leased property or pay or guarantee a minimum residual value of the leased property to the lessor and the obligations of that person under the lease or related document to purchase or to cause a third party to purchase the leased property;

(d) all obligations of that person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(e) all direct or indirect guaranties or similar agreements by that person in respect of, and obligations or liabilities (contingent or otherwise) of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (a) through (d);

(f) any indebtedness or other obligations described in clauses (a) through (e) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by that person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by that person; and

(g) any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

The term “senior indebtedness” is defined in the indenture to mean the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in the proceeding) and rent payable on, or termination payment with respect to, or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness (as defined), whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us (including all refinancings, replacements, deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that the indebtedness shall not be senior in right of payment to the subordinated debt securities or expressly provides that the indebtedness is pari passu or junior to the subordinated debt securities. The term “senior indebtedness” shall include all “designated senior indebtedness.” Notwithstanding the foregoing, the term senior indebtedness shall not include our indebtedness to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

As of September 30, 2001, we had approximately $89,000 of indebtedness outstanding that would have constituted senior indebtedness. The indenture will not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness or other liabilities that any subsidiary can create, incur, assume or guarantee.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against specified losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee’s claims for these payments will generally be senior to those of the holders of the subordinated debt securities in respect of all funds collected or held by the trustee.

Convertible Debt Securities

The terms, if any, on which debt securities being offered may be exchanged for or converted into other debt securities or shares of preferred stock, common stock or our other securities or rights (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing will be set forth in the prospectus supplement for the debt securities being offered.

Global Securities

We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security known as “participants” or persons that may hold interests through such participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, purchase contracts, preferred securities, guaranteed trust preferred securities guarantee or units, represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees, the warrant agents, the unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more global securities and, in such event, will issue securities of such series in definitive form in exchange for all of the global security or securities representing such securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee, warrant agent or our other relevant agent. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

As of October 31, 2001, there were 15,722,064 shares of common stock issued and outstanding

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of the preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the closing of this offering will be, fully paid and nonassessable.

Preferred Stock

As of October 31, 2001, there were 5,000 shares of Series A preferred stock and 3,327 shares of Series B preferred stock issued and outstanding.

Pursuant to our Restated Certificate of Incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock.

Series A Preferred Stock. The holders of Series A preferred stock have no voting rights, except as required under the General Corporation Law of Delaware, and as follows: Without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series A preferred stock, voting as a separate class, we may not effect any merger or consolidation in which Cerus is not the surviving entity, or any merger, consolidation or other transaction in which our common stock becomes no longer publicly traded, unless the surviving entity in such a transaction has provided certain contractual rights for the benefit of the holders of Series A preferred stock. Upon any liquidation, dissolution, or winding up of our company, before any payment or distribution of assets shall be made to the holders of common stock, the holders of Series A preferred stock shall be entitled to be paid out of our assets an amount per share of Series A preferred stock equal to $1,000.00, the original issue price.

We have the right to redeem, at the original issue price, all or a portion of the Series A preferred stock upon the approval to market the platelet pathogen inactivation system by the FDA or the comparable approval in Europe under the Platelet Agreement. We and the holders of Series A preferred stock may require redemption, at the original issue price, of all of the Series A preferred stock upon the termination for any reason of the Platelet Agreement or upon the cessation for any reason of cooperative development work, as specified in the Platelet

Agreement. In addition, immediately prior to consummation of a merger or consolidation in which Cerus is not the surviving entity, or any merger, consolidation or other transaction in which our common stock becomes no longer publicly traded, we have the right to redeem all of the Series A preferred stock then outstanding at the original issue price.

The Series A preferred stock automatically converts, at 120% of the average closing price of the common stock for the 30 trading days prior to and including the trading day immediately prior to the approval to market the platelet pathogen inactivation system by the FDA or the comparable approval in Europe under the Platelet Agreement. If the Platelet Agreement is terminated or cooperative development work under the Platelet Agreement ceases, and a redemption notice has not been sent by us or the holder of the Series A preferred stock, the Series A preferred stock shall automatically convert, at a price equal to the average closing price of the common stock for the 30 trading days commencing with the 15th trading day prior to the date of termination or cessation, on the 15th day following date on which such conversion shall occur shall be the 15th day following the Termination Payment Date, as such term is defined in the Platelet Agreement. However, in the event that the approval of our stockholders is required pursuant to Rule 4460(i) of the Nasdaq Stock Market prior to the issuance of any of the shares of common stock issuable upon conversion of the Series A preferred stock, we must obtain such approval by the applicable conversion date, or, if such approval is not obtained, we must redeem any shares of Series A preferred stock that would be convertible into shares of common stock in excess of the limitation specified in Rule 4460(i).

Neither the Series A preferred stock nor any right to receive redemption payments may be assigned, transferred, hypothecated or otherwise alienated by a Series A preferred stock holder without our prior written consent, except (i) in connection with, and to the transferee of, all or substantially all of the business and assets of such holder, or (ii) to a direct or indirect wholly owned subsidiary of Baxter.

Series B Preferred Stock. The holders of Series B preferred stock have no voting rights, except as required under the General Corporation Law of Delaware, and as follows: Without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of each series of preferred stock that is designated as a sub-series of Series B preferred stock, voting together as a separate class, we may not authorize or issue shares of any class or series of stock, or reclassify any class or series of stock, into shares having preference or priority over the Series B preferred stock as to voting, liquidation preference or conversion rights. Upon any liquidation, dissolution, or winding up of our company, before any payment or distribution of assets shall be made to the holders of common stock, Series A preferred stock or any other class or series of stock ranking junior to the Series B preferred stock with respect to liquidation preference, the holders of Series B preferred stock shall be entitled to be paid out of the assets of the company an amount per share of Series B preferred stock equal to the original issue price.

We will have the right to redeem, at the original issue price, all of the Series B preferred stock at any time. At any time after the one-year anniversary of the date of issuance of the Series B preferred stock, each share of Series B preferred stock may, at the option of the holder, be converted at any time into that number of shares of common stock equal to the original issue price divided by 100. However, in the event that the approval of our stockholders is required pursuant to Rule 4460(i) prior to the issuance of any of the shares of common stock issuable upon conversion of the Series B preferred stock, we must obtain such approval by the conversion date, or, if such approval is not obtained, we must redeem any shares of Series B preferred stock that would be convertible into shares of common stock in excess of the limitation specified in Rule 4460(i).

Neither the Series B preferred stock nor any right to receive redemption payments may be assigned, transferred, hypothecated or otherwise alienated by a Series B preferred stock holder without our prior written consent, except (i) in connection with, and to the transferee of, all or substantially all of the business and assets of such holder, or (ii) to a direct or indirect wholly owned subsidiary of Baxter.

Antitakeover Effects of Provisions of Charter Documents and Delaware Law

Charter Documents. Our Restated Certificate and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company. First, our board of directors is classified into three classes of directors. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Our Restated Certificate does not provide otherwise. In addition, the Restated Certificate provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. Further, our Bylaws limit who may call special meetings of the stockholders. Our Restated Certificate does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Finally, our Bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals. These and other provisions of our Restated Certificate and Bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control or management of our company.

Delaware Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Rights Plan

In November 1999, our board of directors adopted a Stockholder Rights Plan, pursuant to which one preferred share purchase right was issued as a dividend for each outstanding share of our common stock. Each purchase right entitles the registered holder to purchase from Cerus one one-hundredth of a share of Series C junior participating preferred stock at a price of $170 per one one-hundredth of a preferred share, subject to adjustment. The purchase rights will become exercisable when a person or group (except with respect to certain Cerus stockholders), acquires 15% or more of our outstanding common stock or ten business days after commencement or announcement of a tender or exchange offer for 15% or more of our outstanding common stock. If a person or group acquires 15% or more of our outstanding common stock, all rightsholders except such buyer will be entitled to acquire Cerus common stock at a discount.

Preferred shares purchasable upon exercise of the purchase rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred shares would be entitled to receive an aggregate payment equal to 100 times the payment made per share of common stock. Each preferred share will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 100 times the amount of consideration received per share of common stock. These rights are protected by customary anti-dilution provisions. The preferred shares rank junior to any other series of our preferred stock. These rights will expire on November 3, 2009, unless earlier redeemed or exchanged by Cerus.

Registration Rights

Pursuant to an agreement between us and the holders (or their permitted transferees) of approximately 4.3 million shares of common stock and common stock issuable upon conversion of Series A preferred stock, these holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. If we propose to register our common stock, subject to certain exceptions, under the Securities Act, the holders are entitled to notice of the registration and are entitled to include, at our expense, such shares therein, provided that the managing underwriters have the right to limit the number of such shares included in the registration. In addition, certain of the holders may require us, on no more than two occasions and, on one of such occasions, at our expense, to file a registration statement under the Securities Act with respect to their shares of common stock. Such rights may not be exercised until six months after the closing of this offering. Further, certain holders, at their expense, may require us to register the shares on Form S-3 when such form is available to us, subject to certain conditions and limitations. Such right expires in April 2009.

PLAN OF DISTRIBUTION

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through agents.

We may sell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by Cooley Godward LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock and debt securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and at Seven World Trade Center, New York, NY 10048. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc at 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date we filed the registration statement of which this prospectus is a part and before the effective date of the registration statement and any future filings we will make with the SEC under those sections.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1. Our Annual Report on Form 10-K for the year ended December 31, 2000;

2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

3. Our Current Reports on Form 8-K, filed with the SEC on May 18, 2001, August 17, 2001 and August 28, 2001; and

4. The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on January 8, 1997.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Cerus Corporation, Attention: Investor Relations Officer, 2525 Stanwell Drive, Suite 300, Concord, California 94520, telephone: (925) 288-6000.

Cerus Corporation

4,500,000 Shares of Common Stock

Prospectus Supplement

March 16, 2006

Book-Running & Co-Lead Manager	Co-Lead Manager
Robert W. Baird & Co.	JMP Securities